UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 11-K

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2024

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Transition Period From      to

Commission File Number 001-37845

A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:

MICROSOFT CORPORATION SAVINGS PLUS 401(k) PLAN

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

Microsoft Corporation

One Microsoft Way

Redmond, Washington 98052-6399

REQUIRED INFORMATION

The Microsoft Corporation Savings Plus 401(k) Plan (the “Plan”) is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Therefore, in lieu of the required information outlined as Items 1-3 of the Form 11-K, the statements of net assets available for benefits as of December 31, 2024 and 2023 and the related statement of changes in net assets available for benefits for the year ended December 31, 2024, which have been prepared in accordance with the financial reporting requirements of ERISA, are attached hereto as Appendix 1 and incorporated herein by this reference.

SIGNATURES

The Plan.  Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Microsoft Corporation Savings Plus 401(k) Plan

Date: June 23, 2025	/s/ JAYNA BUNDY
Jayna Bundy
Member of 401(k) Administrative Committee

Date: June 23, 2025	/s/ DANIEL GOFF
Daniel Goff
Member of 401(k) Administrative Committee

Date: June 23, 2025	/s/ FRED THIELE
Fred Thiele
Member of 401(k) Administrative Committee

APPENDIX 1

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM;

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2024 AND 2023 AND FOR THE YEAR ENDED DECEMBER 31, 2024;

NOTES TO FINANCIAL STATEMENTS; AND

SUPPLEMENTAL SCHEDULE AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2024

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

Page

Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2024 and 2023	2

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2024	3

Notes to Financial Statements	4

Supplemental Schedule:

Supplemental Schedule of Assets (Held at End of Year) as of December 31, 2024	11

Exhibit:

Consent of Independent Registered Public Accounting Firm

NOTE:	All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Participants and Plan Administrator of the Microsoft Corporation Savings Plus 401(k) Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the Microsoft Corporation Savings Plus 401(k) Plan (the “Plan”) as of December 31, 2024 and 2023, the related statement of changes in net assets available for benefits for the year ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2024 and 2023, and the changes in net assets available for benefits for the year ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Report on Supplemental Schedule

The supplemental schedule of assets (held at end of year) as of December 31, 2024 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in compliance with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, such schedule is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Deloitte & Touche LLP

Seattle, Washington

June 23, 2025

We have served as the auditor of the Plan since 1987.

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

December 31,	2024	2023

ASSETS
Cash	$3,095,475	$9,294,980
Investments, at fair value	65,357,821,177	52,943,036,579
Receivables:
Participant loans	255,780,390	236,839,722
Other receivables	29,314,596	36,682,148

Total receivables	285,094,986	273,521,870

Total assets	65,646,011,638	53,225,853,429

LIABILITIES
Operating payables	7,424,002	6,741,548
Other payables	11,250,512	12,185,093

Total liabilities	18,674,514	18,926,641

NET ASSETS AVAILABLE FOR BENEFITS	$65,627,337,124	$53,206,926,788

Refer to accompanying notes.

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

Year Ended December 31,	2024

ADDITIONS
Net investment income:
Interest and dividends	$428,465,980
Net increase in fair value of investments	10,118,109,769

Net investment income	10,546,575,749

Contributions:
Participant contributions	2,993,204,994
Rollover contributions	418,009,289
Employer contributions	1,159,497,574

Total contributions	4,570,711,857

Total additions	15,117,287,606

DEDUCTIONS
Benefits paid to participants	2,932,777,040

NET INCREASE IN NET ASSETS BEFORE TRANSFERS	12,184,510,566
Transfers in	235,899,770

NET INCREASE IN NET ASSETS AVAILABLE FOR BENEFITS	12,420,410,336

NET ASSETS AVAILABLE FOR BENEFITS
Beginning of year	53,206,926,788

End of year	$65,627,337,124

Refer to accompanying notes.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF THE PLAN AND ACCOUNTING POLICIES

Plan Description

The Microsoft Corporation Savings Plus 401(k) Plan (the “Plan”), a defined contribution plan, is sponsored by Microsoft Corporation (the “Company” or “Microsoft”). Participating employers included in the Plan are Microsoft Corporation; MOL Corporation; Vexcel Corporation; Microsoft Online, Inc.; Undead Labs; LinkedIn Corporation; GitHub, Inc.; inXile Entertainment, Inc. (“inXile”); Double Fine Productions (“Double Fine”); Obsidian Entertainment, Inc. (effective January 1, 2024); and ZeniMax Media Inc. (“ZeniMax”) (effective March 20, 2024). These entities represent Microsoft or wholly owned subsidiaries of Microsoft. The Plan year is January 1 through December 31. The Plan is administered by the 401(k) Administrative Committee (the “Plan Administrator”) and subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Fidelity Management Trust Company (“Fidelity”) is the trustee and third-party administrator for the Plan. The information below summarizes certain aspects of the Plan as in effect during 2024, and is intended to be a summary only. Plan participants should refer to the Summary Plan Description for more complete information.

Accounting Principles

The financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Eligibility

Regular and retail services employees of participating employers who are on U.S. payroll and have reached age 18 may enroll in the Plan at any time.

Eligible Compensation

Eligible compensation includes wages, salary, bonuses, commissions, and overtime. Compensation does not include, for example, items such as amounts earned with respect to any equity-based compensation plan, program, grant, award, or benefit, reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation, welfare plan benefits including health or life insurance, severance plan payments, unused accrued vacation payments, or bonuses or expense allowances which are not based upon performance as an employee.

Contributions

Participant Contributions

Participants may contribute to the Plan on a pre-tax and/or Roth basis using eligible compensation each pay period, subject to statutory and regulatory limitations. Participants reaching age 50 or older by the end of the Plan year may also make additional catch-up contributions to the Plan on a pre-tax and/or Roth basis. During 2024, the maximum annual 401(k) pre-tax and Roth contribution limit was $23,000, and the maximum annual catch-up contribution to the Plan was $7,500. Additionally, participants could contribute up to $34,500 for 2024 on an after-tax basis. A participant’s aggregate contribution election (combined pre-tax, Roth, pre-tax catch-up, Roth catch-up, and after-tax) may not exceed 65 percent of his or her eligible compensation per pay period. Participants may elect to suspend or reinstate their contributions at any time. The Plan is required to return contributions received during the Plan year in excess of such limits.

Participants may choose to make rollover contributions to the Plan of amounts received from an eligible employer plan maintained by another company, including direct rollovers from such plans. Participants may also make rollover contributions to the Plan from an individual retirement account (“IRA”) or annuity described in Internal Revenue Code (“IRC”) Section 408(a), 408(b), 408(k), or 408(p) that is eligible to be rolled over and would otherwise be includible in gross income.

Participant contributions are recorded when withheld.

Employer Contributions

The Company and all other participating employers excluding inXile and Double Fine provide participants with a matching contribution on eligible pre-tax and/or Roth contributions of $0.50 for every $1.00 contributed. For inXile and Double Fine, the participating employer provides participants with a matching contribution on eligible pre-tax and/or Roth contributions of $0.25 for every $1.00 contributed. The matching contribution is provided for up to 50 percent, or 25 percent for inXile and Double Fine, of the maximum annual 401(k) pre-tax and Roth Internal Revenue Service (“IRS”) contribution limit (not including catch-up contributions). Participants do not receive a match on after-tax contributions.

Employer matching contributions are recorded when participant contributions are withheld.

Transfers

ZeniMax was acquired by the Company in 2021 and the ZeniMax 401(k) Savings Plan assets in the amount of $235,899,770 merged into the Plan in March 2024. The merged amount is included as transfers in on the statement of changes in net assets available for benefits for the year ended December 31, 2024.

Employee Stock Ownership Plan Feature

The Plan includes an Employee Stock Ownership Plan (“ESOP”) feature for the portion of the Plan designed to invest primarily in Microsoft Common Stock. The ESOP feature allows participants to either reinvest their cash dividends earned on Microsoft Common Stock or receive those dividends in cash. Amounts invested in Microsoft Common Stock are treated as being held through the ESOP, provided that at the time such amounts were received by the Plan (e.g., through contributions or transfers), the participants whose Plan accounts received such assets were employed by Microsoft or a corporation that is part of the same controlled group of corporations as Microsoft.

Participants who are not employed by an employer established as a corporation that is part of the same controlled group of corporations as Microsoft may not participate in the ESOP, but may have their Plan accounts invested in Microsoft Common Stock to the same extent as other participants. However, such participants that are not eligible to participate in the ESOP feature are not eligible to receive dividends on Microsoft Common Stock in cash paid directly to them. Instead, dividends paid on amounts they have invested in Microsoft Common Stock will automatically be reinvested in Microsoft Common Stock.

Effective January 1, 2016, the investment of new contributions or transfer of existing account holdings into Microsoft Common Stock within the Plan was discontinued. Participant accounts with existing Microsoft Common Stock can retain those holdings, dividends on Microsoft Common Stock can continue to be reinvested or received in cash, and cash that the Plan accumulates over time in the trading of Microsoft Common Stock in the Plan is also allocated to the Participants’ accounts and reinvested.

Participant Accounts

Each participant’s account is credited with (a) participant contributions and employer contributions, and (b) the allocation of investment earnings, gains and losses, and expenses, based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account. All amounts in participant accounts are participant-directed. Participants may invest in various instruments including mutual funds, common collective trusts, and separately managed accounts. Participants also have the option to direct their investments through a brokerage account.

Vesting

Participants are fully vested in Plan accounts at all times.

Distributions

Active participants may take a withdrawal from the Plan in the event of a financial hardship. A hardship withdrawal is limited to the amount necessary to meet the participant’s immediate financial need. Hardship withdrawals are further limited to contributions, and earnings thereon, to participants’ pre-tax, pre-tax catch-up, Roth, and Roth catch-up accounts.

Active participants may also generally take a withdrawal at any time from their rollover and after-tax accounts within the Plan. After reaching age 59 1⁄2, active participants may withdraw all, or any portion, of the balance in their accounts. Distributions, in full or any portion, may also occur if the participant terminates employment, retires, becomes permanently disabled, or dies. Distributions of investments in Microsoft Common Stock may be taken in the form of Microsoft Common Stock or cash. Distributions may be made in installments.

Participants may also withdraw all, or any portion, of their pre-tax and Roth contributions during a leave of absence to perform qualified military service of at least 30 days, subject to a six-month suspension on future non-rollover contributions to the Plan, or if they elect a qualified reservist distribution. The distribution generally must be made in a single lump sum cash payment, except that distributions of investments in Microsoft Common Stock may be taken in the form of Microsoft Common Stock or cash.

In-Plan Roth Conversions

Active and terminated participants may convert any Plan balances (other than outstanding loans) to a Roth account within the Plan.

Administrative Expenses

Plan administrative expenses are paid by the Company to the extent not paid or offset by the Plan. Participants are responsible for fees associated with certain transactions or services they utilize, such as loan originations and maintenance, domestic relations order qualifications, dividend check processing, overnight check fees, and professional management service fees. Participants also pay commission charges to Fidelity for buying and selling Microsoft Common Stock within the Plan.

Plan Amendment and Termination

The Company has the right to amend or terminate the Plan. If the Plan is terminated, all account balances will be distributed in the form and manner determined by the Plan Administrator.

Risks and Uncertainties

The Plan utilizes various investment instruments, including common stock, mutual funds, common collective trusts, and separately managed accounts. Investment securities, in general, are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Due to the level of risk associated with certain investment securities, including systemic market disruptions and geopolitical events, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

Estimates and Assumptions

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein. Actual results and outcomes may differ from management’s estimates and assumptions due to risks and uncertainties. The Plan has no contingent assets or liabilities for any periods presented in these financial statements.

Valuation of Investments and Income (Loss) Recognition

Investments are recorded at fair value. Security transactions are accounted for as of the trade date. Dividend income is recorded on the ex-dividend date, and interest income is recorded as earned. Net increase in fair value of investments includes the Plan’s gains and losses on investments bought, sold, and held during the year.

Participant Loans

Participant loans are measured at their unpaid principal balance plus any accrued but unpaid interest, and participant loans deemed distributed due to default are included in benefits paid to participants on the statement of changes in net assets available for benefits.

Receivables and Payables

As of December 31, 2024 and 2023, operating payables primarily consisted of accrued investment management expenses for the separately managed accounts. Other receivables and payables primarily consisted of unsettled trades. Other receivables also included accrued interest.

NOTE 2 — FINANCIAL INSTRUMENTS

The Plan accounts for certain assets and liabilities at fair value. The hierarchy below lists three levels of fair value based on the extent to which inputs used in measuring fair value are observable in the market. The Plan categorizes each of its fair value measurements in one of these three levels based on the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

•

Level 1 – inputs are based upon unadjusted quoted prices for identical instruments in active markets. The Plan’s Level 1 non-derivative investments primarily include domestic and international equities, mutual funds, and U.S. government securities. The Plan’s Level 1 derivative assets include those actively traded on exchanges.

•

Level 2 – inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques (e.g. the Black-Scholes model) for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs including interest rate curves, credit spreads, foreign exchange rates, and forward and spot prices for currencies and commodities. The Plan’s Level 2 non-derivative investments consist primarily of mutual funds in the Plan’s separately managed accounts. These mutual funds are registered under the Investment Company Act of 1940 but are not registered under the Securities Act of 1933 and the prices are made available directly from the investment manager. The Plan’s Level 2 derivative assets and liabilities primarily include certain over-the-counter option and currency contracts.

•

Level 3 – inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models. As of December 31, 2024 and 2023, the Plan did not hold any financial instruments categorized as Level 3.

Mutual funds are valued at the closing price as reported by the fund. Common stocks are valued at the closing price reported on the active markets on which the individual securities are traded. Brokerage account holdings include a variety of common stocks and mutual funds.

Common collective trusts are valued using the Net Asset Value (“NAV”) as a practical expedient and are not categorized in the fair value hierarchy. NAV is provided by the fund’s issuer and is based on the fair value of the underlying investments held by the fund less its liabilities. In the event the Plan were to initiate a full redemption of a common collective trust, the fund’s issuer reserves the right to temporarily delay withdrawal from the common collective trust in order to ensure that securities liquidations will be carried out in an orderly business manner. The common collective trusts have no unfunded commitments, other redemption restrictions, or redemption notice periods. The underlying portfolios of the common collective trusts are comprised of a mix of stocks, bonds, commodities, and cash.

Two of the common collective trusts, the State Street Short Term Investment Fund (“Fid Bank Trust St Inv Fund”) and the State Street Government Short Term Investment Fund (“SSBK Govt STIF Fund”), do not file as direct filing entities with the Department of Labor. The investment strategy of both of these funds is to provide safety of principal, daily liquidity, and a competitive yield over the long term. The Fid Bank Trust St Inv Fund invests primarily in short-term instruments. The SSBK Govt STIF Fund invests primarily in repurchase agreements and U.S. Treasury obligations.

Financial Instruments Measured at Fair Value

December 31, 2024	Level 1	Level 2	Total

Mutual funds	$9,181,148,993	$0	$9,181,148,993
Microsoft Common Stock	5,063,721,519	0	5,063,721,519
Separately managed accounts:
Publicly-traded stock	5,581,875,657	0	5,581,875,657
Mutual funds	0	1,518,134,041	1,518,134,041
Other	0	49,048,486	49,048,486
Brokerage accounts	4,977,729,263	109,333,085	5,087,062,348

Total	$24,804,475,432	$1,676,515,612	26,480,991,044
Common collective trusts measured at NAV			38,419,549,176
Separately managed accounts:
Common collective trusts measured at NAV			457,280,957

Total Investments			$65,357,821,177

December 31, 2023	Level 1	Level 2	Total

Mutual funds	$7,148,750,361	$0	$7,148,750,361
Microsoft Common Stock	4,854,442,186	0	4,854,442,186
Separately managed accounts:
Publicly-traded stock	5,229,415,403	0	5,229,415,403
Mutual funds	0	1,458,233,152	1,458,233,152
Other	0	43,278,856	43,278,856
Brokerage accounts	3,498,485,644	104,141,518	3,602,627,162

Total	$20,731,093,594	$1,605,653,526	22,336,747,120
Common collective trusts measured at NAV			30,188,379,133
Separately managed accounts:
Common collective trusts measured at NAV			417,910,326

Total Investments			$52,943,036,579

NOTE 3 — DERIVATIVES

Investment managers acting under the Plan use derivative instruments to manage risks related to foreign currencies and interest rates, to enhance investment returns for the Plan, and to facilitate Plan portfolio diversification. The Plan’s derivatives consisted of over-the-counter foreign exchange forward contracts and exchange-traded futures contracts, as well as put and call options, for which no hedge accounting treatment is applied. The related notional amounts, gross fair values, and amounts recognized in earnings were immaterial as of December 31, 2024 and 2023 and for the year ended December 31, 2024. These derivative instruments are primarily a component of the “Other” caption of separately managed accounts in Note 2 – Financial Instruments.

NOTE 4 — PARTICIPANT LOANS

Participant loans are available in $100 increments ranging from $1,000 to $50,000. The maximum loan amount is the lesser of (a) 50 percent of the vested account balance, reduced by the current outstanding balance of all other loans from the Plan; or (b) $50,000, reduced by: (1) the current outstanding balance of all other loans from the Plan, and (2) the excess (if any) of all Plan loans during the previous 12 months over the current outstanding balance of Plan loans. When determining the maximum loan amount available under the Plan, outstanding loan balances under any subsidiary and affiliate Microsoft retirement plans are considered in conjunction with the Plan. Participants are limited to two loans – one Primary Residence Loan and one General Loan. The term of a Primary Residence Loan may not exceed 15 years (or 30 years for certain acquired legacy loans) or be less than 12 months. The term of a General Loan may not exceed five years (or 15 years for certain acquired legacy loans) or be less than 12 months.

The interest rate for participant loans is one percent plus the prime rate on corporate loans. The range of interest rates for outstanding Primary Residence Loans as of December 31, 2024 was 3.25 percent to 10.00 percent, maturing at various dates through October 2046. The range of interest rates for outstanding General Loans as of December 31, 2024 was 3.25 percent to 9.50 percent, maturing at various dates through January 2030.

Loan repayments are made through after-tax payroll deductions. Terminated employees generally have 60 days to elect to continue to make loan repayments or pay off the loan in full. Failure of the terminated employee to set up monthly electronic loan payments or pay off the loan in full during this 60-day window generally results in a default of the loan, which is taxable income to the participant, with a possible 10 percent early withdrawal penalty. Terminated employees who roll over their Plan account balance to an IRA, Roth IRA, or other employer plan during this 60-day window may avoid such taxable income and 10 percent early withdrawal penalty if they pay off the outstanding loan balance to the rollover recipient IRA custodian or employer plan by the due date (including extensions) for filing their federal income tax return for the year in which the rollover occurred.

NOTE 5 — TAX STATUS

The IRS has determined and informed the Plan, by a letter dated October 7, 2022, that the Plan is qualified as a tax-exempt plan under the appropriate sections of the IRC. The determination letter covered Plan amendments adopted from December 19, 2013 through December 15, 2021, and the trust agreement with Fidelity adopted on July 19, 2013. The Plan has been amended since the last date that was covered by the determination letter; however, the Plan Administrator believes that the Plan is currently designed and operated in compliance with the applicable requirements of the IRC. Therefore, the Plan is tax-exempt as of the financial statement date and no provision for income taxes has been recorded in the financial statements.

NOTE 6 — PARTY-IN-INTEREST TRANSACTIONS

Exempt Party-In-Interest Transactions

Plan investments include common collective trusts that are managed by affiliates of Fidelity; therefore, these transactions qualify as party-in-interest transactions. Fees paid for investment management services were included as a reduction of the return earned on each fund.

Transactions in Microsoft Common Stock also qualify as party-in-interest transactions. As of December 31, 2024 and 2023, the Plan held 12,013,574 shares of Microsoft Common Stock valued at $5,063,721,519 and 12,909,377 shares of Microsoft Common Stock valued at $4,854,442,186, respectively. During the year ended December 31, 2024, the Plan recorded Microsoft Common Stock dividend income of $38,276,064.

Participant loans, which are secured by the vested balances in the participants’ accounts, also qualify as party-in-interest transactions.

NOTE 7 — RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to net assets per the Form 5500:

December 31,	2024	2023

Net assets available for benefits per the financial statements	$65,627,337,124	$53,206,926,788
Benefits payable	(3,303,297)	(3,981,977)

Net assets per the Form 5500	$65,624,033,827	$53,202,944,811

The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500:

Year Ended December 31,	2024

Benefits paid to participants per the financial statements	$2,932,777,040
Decrease in benefits payable at year end	(678,680)

Benefits paid to participants per the Form 5500	$2,932,098,360

Benefits payable are recorded on the Form 5500 for payments to participants who requested and were approved payment by December 31, but had not been paid as of that date.

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
BROKERAGE ACCOUNTS

BrokerageLink *	Self-directed accounts		$5,087,062,348

COMMON COLLECTIVE TRUSTS

BlackRock LifePath Index 2030 Unitized Account M	Common collective trust		2,043,994,697
BlackRock LifePath Index 2035 Unitized Account M	Common collective trust		733,276,173
BlackRock LifePath Index 2040 Unitized Account M	Common collective trust		4,329,070,364
BlackRock LifePath Index 2045 Unitized Account M	Common collective trust		1,201,631,332
BlackRock LifePath Index 2050 Unitized Account M	Common collective trust		5,112,530,740
BlackRock LifePath Index 2055 Unitized Account M	Common collective trust		1,547,858,866
BlackRock LifePath Index 2060 Unitized Account M	Common collective trust		2,047,076,997
BlackRock LifePath Index 2065 Unitized Account M	Common collective trust		479,622,069
BlackRock LifePath Index Retirement Unitized Account M	Common collective trust		764,082,870
BlackRock Short-term Investment Fund	Common collective trust		1,055,633,215
Fidelity Contrafund Pool Class S **	Common collective trust		4,386,028,315
Fidelity Growth Company Pool Class S **	Common collective trust		7,217,556,529
PIMCO Inflation Response CIT Class I	Common collective trust		112,106,013
Vanguard Russell 1000 Growth Index Trust	Common collective trust		3,701,964,464
Vanguard Russell 1000 Value Index Trust	Common collective trust		2,085,456,392
Vanguard Russell 2000 Growth Index Trust	Common collective trust		1,601,660,140

EMPLOYER STOCK

Microsoft Common Stock **	Common stock		5,063,721,519

MUTUAL FUNDS

Vanguard 500 Index Institutional Select Shares	Mutual fund		8,505,164,082
Vanguard Short-Term Bond Index Fund Institutional Plus Shares	Mutual fund		675,984,911

SEPARATELY MANAGED ACCOUNTS

Artisan Mid Cap Account
Currency
DANISH KRONE	Currency		235
EURO MONETARY UNIT.	Currency		159
Publicly-traded Common Stock
API GROUP CORP	Publicly-traded stock		16,491,166
ARES MANAGEMENT CORP CL A	Publicly-traded stock		20,372,789
ARGENX SE SPONSORED ADR	Publicly-traded stock		97,512,555

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
ARISTA NETWORKS INC	Publicly-traded stock		28,958,197
ARTHUR J GALLAGHAR AND CO	Publicly-traded stock		14,417,593
ASCENDIS PHARMA AS SPON ADR	Publicly-traded stock		62,803,540
ATLASSIAN CORP PLC CLS A	Publicly-traded stock		54,146,939
AUTOZONE INC	Publicly-traded stock		25,862,554
BEST BUY CO INC	Publicly-traded stock		9,074,637
BRIGHT HORIZONS FAMILY SOLUTIONS INC	Publicly-traded stock		10,091,895
CBRE GROUP INC—CL A	Publicly-traded stock		27,470,988
CCC INTELLIGENT SOLUTIONS HOLD CL A	Publicly-traded stock		27,113,344
CHIPOTLE MEXICAN GRILL INC	Publicly-traded stock		34,702,771
COHERENT CORP	Publicly-traded stock		18,377,904
DATADOG INC CL A	Publicly-traded stock		35,726,501
DECKERS OUTDOOR CORP	Publicly-traded stock		33,706,441
DEXCOM INC	Publicly-traded stock		21,830,583
DICKS SPORTING GOODS INC	Publicly-traded stock		14,128,810
DOORDASH INC	Publicly-traded stock		30,798,732
EQUIFAX INC	Publicly-traded stock		25,365,475
EXACT SCIENCES CORP	Publicly-traded stock		12,977,811
FERGUSON ENTERPRISES INC	Publicly-traded stock		12,279,210
FORTIVE CORP	Publicly-traded stock		18,337,425
GITLAB INC CL A	Publicly-traded stock		22,958,173
GODADDY INC CL A	Publicly-traded stock		18,654,426
GUIDEWIRE SOFTWARE INC	Publicly-traded stock		9,705,151
HUBBELL INC	Publicly-traded stock		30,976,078
HUBSPOT INC	Publicly-traded stock		32,943,982
ILLUMINA INC	Publicly-traded stock		19,158,533
INGERSOLL RAND INC	Publicly-traded stock		18,370,526
INSMED INC	Publicly-traded stock		24,547,172
INSULET CORP	Publicly-traded stock		20,305,764
IRHYTHM TECHNOLOGIES INC	Publicly-traded stock		26,637,300
LATTICE SEMICONDUCTOR CORP	Publicly-traded stock		49,288,389
LIBERTY MEDIA CORP LIBERTY FORMULA ONE CL C	Publicly-traded stock		43,384,617
LIVE NATION ENTERTAINMENT INC	Publicly-traded stock		45,145,254
LPL FINL HLDGS INC	Publicly-traded stock		18,566,338
MACOM TECHNOLOGY SOLUTIONS HOLDINGS INC	Publicly-traded stock		30,697,603
MARVELL TECHNOLOGY INC	Publicly-traded stock		33,190,115
MONOLITHIC POWER SYS INC	Publicly-traded stock		28,392,133
NU HOLDINGS LTD/CAYMAN ISLANDS	Publicly-traded stock		6,881,412

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
NUTANIX INC CL A	Publicly-traded stock		13,994,558
NVR INC	Publicly-traded stock		11,736,722
ONTO INNOVATION INC	Publicly-traded stock		27,187,044
PARSONS CORP	Publicly-traded stock		21,893,231
PURE STORAGE INC CL A	Publicly-traded stock		29,282,698
QUANTA SVCS INC	Publicly-traded stock		38,542,930
ROBINHOOD MARKETS INC	Publicly-traded stock		23,219,165
SAIA INC	Publicly-traded stock		36,616,083
SAMSARA INC	Publicly-traded stock		11,741,644
SHOPIFY INC CL A	Publicly-traded stock		40,588,075
SPOTIFY TECHNOLOGY SA	Publicly-traded stock		82,481,661
SYNOPSYS INC	Publicly-traded stock		30,424,792
TAKE-TWO INTERACTV SOFTWR INC	Publicly-traded stock		16,342,806
TRADEWEB MARKETS INC A	Publicly-traded stock		39,317,763
TWIST BIOSCIENCE CORP	Publicly-traded stock		23,252,194
TYLER TECHNOLOGIES INC	Publicly-traded stock		71,051,274
US FOODS HOLDING CORP	Publicly-traded stock		22,766,266
VEEVA SYS INC CL A	Publicly-traded stock		22,996,304
VERACYTE INC	Publicly-traded stock		18,154,382
VERISK ANALYTICS INC	Publicly-traded stock		20,030,647
VERTIV HOLDINGS CO	Publicly-traded stock		9,833,173
WEST PHARMACEUTICAL SVCS INC	Publicly-traded stock		75,311,285
WESTINGHOUSE AIR BRAKE TECH CORP	Publicly-traded stock		19,797,557
WINGSTOP INC	Publicly-traded stock		11,575,750
XYLEM INC	Publicly-traded stock		30,347,351
ZSCALER INC	Publicly-traded stock		23,883,217
Common Collective Trusts
SSBK GOVT STIF FUND	Common collective trust		54,642,819

Artisan Mid Cap Account Total			1,959,362,611

SMID Cap Value Account
Publicly-traded Common Stock
1 800 FLOWERS.COM INC CL A	Publicly-traded stock		130,467
1STDIBS.COM INC	Publicly-traded stock		27,074
23ANDME HOLDING CO CL A	Publicly-traded stock		3,117
2SEVENTY BIO INC-W/I	Publicly-traded stock		14,627
3D SYSTEMS CORP DEL	Publicly-traded stock		140,056
89BIO INC	Publicly-traded stock		12,449
8X8 INC	Publicly-traded stock		40,127

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
908 DEVICES INC	Publicly-traded stock		15,000
AADI BIOSCIENCES INC	Publicly-traded stock		15,702
AAR CORP	Publicly-traded stock		772,496
ABERCROMBIE & FITCH CO CL A	Publicly-traded stock		152,459
ABM INDUSTRIES INC	Publicly-traded stock		943,810
ABSCI CORP	Publicly-traded stock		28,194
ACACIA RESEARCH—ACACIA TECH	Publicly-traded stock		73,975
ACADEMY SPORTS & OUTDOORS INC	Publicly-traded stock		1,264,912
ACADIA HEALTHCARE CO INC	Publicly-traded stock		247,257
ACCO BRANDS CORP	Publicly-traded stock		208,871
ACCOLADE INC	Publicly-traded stock		48,930
ACLARIS THERAPEUTICS INC	Publicly-traded stock		14,329
ACME UNITED CORP	Publicly-traded stock		28,744
ACNB CORPORATION	Publicly-traded stock		96,030
ACUMEN PHARMACEUTICALS INC	Publicly-traded stock		3,867
ADAMS RESOURCES AND ENERGY INC	Publicly-traded stock		6,191
ADAPTHEALTH CORP	Publicly-traded stock		205,775
ADDUS HOMECARE CORP	Publicly-traded stock		745,833
ADICET BIO INC	Publicly-traded stock		13,247
ADIENT PLC	Publicly-traded stock		472,136
ADT INC	Publicly-traded stock		3,992,273
ADTALEM GLOBAL EDUCATION INC	Publicly-traded stock		4,713,752
ADTRAN HOLDINGS INC	Publicly-traded stock		33,687
ADVANCE AUTO PARTS INC	Publicly-traded stock		458,666
ADVANCED ENERGY INDUSTRIES INC	Publicly-traded stock		2,859,877
ADVANSIX INC	Publicly-traded stock		273,561
ADVANTAGE SOLUTIONS INC A	Publicly-traded stock		119,819
ADVERUM BIOTECHNOLOGIES INC	Publicly-traded stock		10,008
AERSALE CORP	Publicly-traded stock		57,506
AFFILIATED MANAGERS GRP INC	Publicly-traded stock		5,367,858
AGCO CORP	Publicly-traded stock		1,672,825
AIR LEASE CORP CL A	Publicly-traded stock		1,568,609
AIR TRANSPORT SERVICES GROUP	Publicly-traded stock		634,387
AIRGAIN INC	Publicly-traded stock		10,858
ALAMO GROUP INC	Publicly-traded stock		844,031
ALASKA AIR GROUP INC	Publicly-traded stock		2,398,923
ALBANY INTERNATIONAL CORP CL A	Publicly-traded stock		280,455
ALBERTSONS COS INC	Publicly-traded stock		198,325
ALCOA CORP	Publicly-traded stock		1,336,694

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
ALERUS FINANCIAL CORP	Publicly-traded stock		99,740
ALICO INC	Publicly-traded stock		85,621
ALIGHT INC CL A	Publicly-traded stock		729,686
ALKERMES PLC	Publicly-traded stock		16,796
ALLEGIANT TRAVEL CO	Publicly-traded stock		496,954
ALLEGRO MICROSYSTEMS INC	Publicly-traded stock		2,130,148
ALLIENT INC	Publicly-traded stock		120,186
ALLOGENE THERAPEUTICS INC	Publicly-traded stock		92,972
ALLY FINANCIAL INC	Publicly-traded stock		2,688,615
ALPHA & OMEGA SEMICNDTR LTD	Publicly-traded stock		399,850
ALPHA METALLURGICAL RESOURCES INC	Publicly-traded stock		874,124
ALPHA PRO TECH LTD	Publicly-traded stock		9,522
ALTA EQUIPMENT GROUP INC	Publicly-traded stock		34,100
ALTO INGREDIENTS INC	Publicly-traded stock		47,465
ALTUS POWER INC CL A	Publicly-traded stock		101,599
AMALGAMATED FINANCIAL CORP	Publicly-traded stock		349,561
A-MARK PRECIOUS METALS INC	Publicly-traded stock		268,438
AMBAC FINANCIAL GROUP INC	Publicly-traded stock		237,124
AMC NETWORKS INC CL A	Publicly-traded stock		127,472
AMCOR PLC	Publicly-traded stock		520,251
AMEDISYS INC	Publicly-traded stock		462,030
AMERANT BANCORP INC	Publicly-traded stock		238,106
AMERESCO INC-CL A	Publicly-traded stock		129,657
AMERICAN AXLE & MFG HLDGS INC	Publicly-traded stock		266,536
AMERICAN EAGLE OUTFITTERS INC	Publicly-traded stock		1,083,683
AMERICAN HOMES 4 RENT	Publicly-traded stock		2,588,341
AMERICAN OUTDOOR BRANDS INC	Publicly-traded stock		78,806
AMERICAN PUBLIC EDUCATION INC	Publicly-traded stock		145,145
AMERICAN VANGUARD CORP	Publicly-traded stock		60,380
AMERICAN WELL CORP	Publicly-traded stock		9,360
AMERICAN WOODMARK	Publicly-traded stock		510,503
AMERICAS CAR MART INC	Publicly-traded stock		130,893
AMERIS BANCORP	Publicly-traded stock		1,404,196
AMES NATIONAL CORP	Publicly-traded stock		63,305
AMKOR TECHNOLOGY INC	Publicly-traded stock		1,738,699
AMMO INC	Publicly-traded stock		14,025
AMN HEALTHCARE SERVICES INC	Publicly-traded stock		77,979
AMNEAL PHARMACEUTICALS INC	Publicly-traded stock		196,662
AMPCO-PITTSBURG CORP	Publicly-traded stock		10,300

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
AMPLIFY ENERGY CORP NEW	Publicly-traded stock		174,140
AMREP CORP	Publicly-traded stock		80,898
AMTECH SYSTEMS INC	Publicly-traded stock		29,014
ANDERSONS INC	Publicly-traded stock		31,621
ANGI INC	Publicly-traded stock		550,181
ANGIODYNAMICS INC	Publicly-traded stock		31,937
ANI PHARMACEUTICALS INC	Publicly-traded stock		154,813
ANIKA THERAPEUTICS INC	Publicly-traded stock		220,954
ANTERO RES CORP	Publicly-traded stock		109,591
ANYWHERE REAL ESTATE INC	Publicly-traded stock		2,793,590
APA CORP	Publicly-traded stock		121,826
APOGEE ENTERPRISES INC	Publicly-traded stock		1,869,990
APTIV PLC	Publicly-traded stock		547,500
ARAMARK	Publicly-traded stock		1,653,039
ARCADIUM LITHIUM PLC	Publicly-traded stock		377,950
ARCBEST CORP	Publicly-traded stock		160,328
ARCH RESOURCES INC CL A	Publicly-traded stock		765,317
ARCHROCK INC	Publicly-traded stock		796,198
ARCOSA INC	Publicly-traded stock		770,246
ARCTURUS THERAPEUTICS HOLDINGS INC	Publicly-traded stock		4,700,500
ARDMORE SHIPPING CORP	Publicly-traded stock		16,800
ARIS WATER SOLUTION INC CL A	Publicly-traded stock		191,290
ARK RESTAURANTS CORP	Publicly-traded stock		79,514
ARKO CORP	Publicly-traded stock		3,278
ARMADA HOFFLER PROPERTIES INC	Publicly-traded stock		86,546
ARQ INC	Publicly-traded stock		1,655,541
ARROW ELECTRONICS INC	Publicly-traded stock		48,145
ARROW FINANCIAL CORP	Publicly-traded stock		2,167,945
ARTIVION INC	Publicly-traded stock		177,083
ASBURY AUTOMOTIVE GROUP INC	Publicly-traded stock		87,085
ASCENT INDUSTRIES CO	Publicly-traded stock		1,113,563
ASGN INC	Publicly-traded stock		14,534
ASHLAND INC	Publicly-traded stock		295,857
ASPEN AEROGELS INC	Publicly-traded stock		1,121,064
ASPEN TECHNOLOGY INC	Publicly-traded stock		53,543
ASSOCIATED BANC CORP	Publicly-traded stock		914,644
ASSURED GUARANTY LTD	Publicly-traded stock		1,246,791
ASTEC INDUSTRIES INC	Publicly-traded stock		1,759,155
ASTRONICS CORP	Publicly-traded stock		312,547

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
ASTRONICS CORP CL B	Publicly-traded stock		145,890
ASURE SOFTWARE INC	Publicly-traded stock		17,816
ATEA PHARMACEUTICALS INC	Publicly-traded stock		86,958
ATKORE INC	Publicly-traded stock		59,493
ATLANTIC UN BANKSHARES CORP	Publicly-traded stock		229,654
ATLANTICUS HOLDINGS CORP	Publicly-traded stock		1,133,294
ATLAS ENERGY SOLUTIONS INC	Publicly-traded stock		226,411
ATMOS ENERGY CORP	Publicly-traded stock		170,409
ATN INTERNATIONAL INC	Publicly-traded stock		2,357,423
ATYR PHARMA INC	Publicly-traded stock		127,353
AUTOLIV INC	Publicly-traded stock		36,971
AUTONATION INC	Publicly-traded stock		965,380
AVANOS MEDICAL INC	Publicly-traded stock		1,612,121
AVANTOR INC	Publicly-traded stock		278,202
AVERY DENNISON CORP	Publicly-traded stock		2,325,433
AVIAT NETWORKS INC	Publicly-traded stock		1,812,728
AVIENT CORP	Publicly-traded stock		68,564
AVNET INC	Publicly-traded stock		799,140
AWARE INC MASS	Publicly-traded stock		1,839,990
AXALTA COATING SYSTEMS LTD	Publicly-traded stock		4,953
AXCELIS TECHNOLOGIES INC	Publicly-traded stock		2,763,402
AXIS CAPITAL HOLDINGS LTD	Publicly-traded stock		52,193
AXOS FINANCIAL INC	Publicly-traded stock		1,821,495
AZENTA INC	Publicly-traded stock		1,291,107
AZZ INC	Publicly-traded stock		665,700
B&G FOODS INC	Publicly-traded stock		420,495
BALLYS CORP	Publicly-traded stock		133,783
BANC OF CALIFORNIA INC	Publicly-traded stock		135,624
BANCFIRST CORP	Publicly-traded stock		16,681
BANDWIDTH INC	Publicly-traded stock		43,122
BANK FIRST CORP	Publicly-traded stock		164,617
BANK HAWAII CORP	Publicly-traded stock		48,356
BANK MARIN BANCORP	Publicly-traded stock		60,412
BANK OF NT BUTTERFIELD&SON LTD	Publicly-traded stock		154,933
BANK OZK	Publicly-traded stock		186,259
BANK7 CORP	Publicly-traded stock		1,641,821
BANKFINANCIAL CORP	Publicly-traded stock		25,336
BANKUNITED INC	Publicly-traded stock		60,022
BANKWELL FINANCIAL GROUP INC	Publicly-traded stock		864,512

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
BANNER CORP	Publicly-traded stock		68,187
BAR HARBOR BANKSHARES	Publicly-traded stock		759,308
BARNES GROUP INC	Publicly-traded stock		198,525
BASSETT FURNITURE INDS INC	Publicly-traded stock		513,338
BAYCOM CORP	Publicly-traded stock		63,494
BCB BANCORP INC	Publicly-traded stock		141,393
BEAZER HOMES USA INC	Publicly-traded stock		85,911
BEL FUSE INC NV CL B	Publicly-traded stock		329,355
BELLRING BRANDS INC	Publicly-traded stock		343,982
BENCHMARK ELECTRONICS INC	Publicly-traded stock		920,504
BERKSHIRE HILLS BANCORP INC	Publicly-traded stock		642,637
BERRY GLOBAL GROUP INC	Publicly-traded stock		442,826
BERRY PETROLEUM CORP	Publicly-traded stock		396,492
BGSF INC	Publicly-traded stock		123,119
BIG 5 SPORTING GOODS CORP	Publicly-traded stock		36,733
BIGLARI HLDGS INC CL A	Publicly-traded stock		17,748
BIGLARI HLDGS INC CL B	Publicly-traded stock		11,943
BIO RAD LABS CL A	Publicly-traded stock		20,400
BIOATLA INC	Publicly-traded stock		200,889
BIOCERES CROP SOLUTIONS CORP	Publicly-traded stock		5,028,503
BJ’S RESTAURANTS INC	Publicly-traded stock		6,662
BLACK DIAMOND THERAPEUTICS INC	Publicly-traded stock		15,559
BLADE AIR MOBILITY INC	Publicly-traded stock		292,358
BLUE FOUNDRY BANCORP	Publicly-traded stock		27,493
BLUE RIDGE BANKSHARES INC	Publicly-traded stock		47,617
BLUELINX HOLDINGS INC	Publicly-traded stock		77,872
BM TECHNOLOGIES INC	Publicly-traded stock		12,667
BOISE CASCADE CO	Publicly-traded stock		364,405
BOK FINANCIAL COMMON NEW	Publicly-traded stock		4,704
BORGWARNER INC	Publicly-traded stock		1,505,362
BOSTON BEER COMPANY CL A	Publicly-traded stock		4,258,426
BOSTON OMAHA CORP	Publicly-traded stock		3,825,068
BOWMAN CONSULTING GROUP LTD	Publicly-traded stock		352,776
BOYD GAMING CORP	Publicly-traded stock		173,634
BRADY CORPORATION CL A	Publicly-traded stock		48,029
BREAD FINANCIAL HOLDINGS	Publicly-traded stock		4,720,250
BRIDGEWATER BANCSHARES INC	Publicly-traded stock		491,915
BRIGHTCOVE INC	Publicly-traded stock		1,033,257
BRIGHTHOUSE FINANCIAL INC	Publicly-traded stock		128,521

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
BRIGHTVIEW HOLDINGS INC	Publicly-traded stock		50,325
BRISTOW GROUP INC	Publicly-traded stock		939,278
BROADWIND INC	Publicly-traded stock		387,374
BROOKFIELD RENEWABLE CORP	Publicly-traded stock		306,573
BROOKLINE BANCORP INC	Publicly-traded stock		12,342
BRUNSWICK CORP	Publicly-traded stock		90,973
BUILD A BEAR WORKSHOP INC	Publicly-traded stock		627,025
BUMBLE INC CL A	Publicly-traded stock		356,631
BUNGE GLOBAL SA	Publicly-traded stock		2,344,327
BURKE & HERBERT FINANCIAL SERVICES CORP	Publicly-traded stock		104,189
BUSINESS FIRST BANCSHARES INC	Publicly-traded stock		206,813
BUZZFEED INC	Publicly-traded stock		1,681,560
BWX TECHNOLOGIES INC	Publicly-traded stock		113,308
BYLINE BANCORP INC	Publicly-traded stock		188,201
C & F FINANCIAL CORP	Publicly-traded stock		13,443
C T S CORP	Publicly-traded stock		4,714,136
CABLE ONE INC	Publicly-traded stock		412,061
CADELER A/S-SPON ADR	Publicly-traded stock		75,739
CADENCE BANK	Publicly-traded stock		356,613
CAESARS ENTERTAINMENT INC	Publicly-traded stock		435,630
CALAVO GROWERS INC	Publicly-traded stock		56,562
CALEDONIA MINING CORP	Publicly-traded stock		6,178,745
CALERES INC	Publicly-traded stock		569,711
CALIFORNIA BANCORP	Publicly-traded stock		64,005
CALIFORNIA RES CORP	Publicly-traded stock		24,899
CALIX NETWORKS INC	Publicly-traded stock		246,353
CAL-MAINE FOODS INC	Publicly-traded stock		11,958
CAMBIUM NETWORKS CORP	Publicly-traded stock		1,010,246
CAMDEN NATIONAL CORP	Publicly-traded stock		146,559
CAPITAL BANCORP INC/MD	Publicly-traded stock		1,515,600
CAPITAL CITY BANK GROUP INC	Publicly-traded stock		748
CAPITOL FED FINL (2ND STEP CV)	Publicly-traded stock		227,804
CAPRI HOLDINGS LTD	Publicly-traded stock		97,613
CARDLYTICS INC	Publicly-traded stock		238,628
CARIBOU BIOSCIENCES INC	Publicly-traded stock		268,710
CARLISLE COS INC	Publicly-traded stock		250,530
CARLYLE GROUP INC (THE)	Publicly-traded stock		8,704
CARRIAGE SERVICES INC	Publicly-traded stock		42,761
CARS.COM INC	Publicly-traded stock		3,645,615

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
CARTER BANKSHARES INC	Publicly-traded stock		5,301,299
CARTERS INC	Publicly-traded stock		106,798
CASELLA WASTE SYS INC CL A	Publicly-traded stock		294,627
CASTLE BIOSCIENCES INC	Publicly-traded stock		168,055
CATHAY GENERAL BANCORP	Publicly-traded stock		256,861
CATO CORP CL A	Publicly-traded stock		4,442,010
CAVCO INDUSTRIES INC	Publicly-traded stock		170,640
CELANESE CORP	Publicly-traded stock		1,051,800
CENTERSPACE	Publicly-traded stock		32,417
CENTRAL GARDEN & PET CO	Publicly-traded stock		1,049,533
CENTRAL GARDEN & PET CO CL A	Publicly-traded stock		546,551
CENTRAL PACIFIC FINANCIAL CORP	Publicly-traded stock		2,530,899
CENTURY ALUMINUM COMPANY	Publicly-traded stock		167,500
CENTURY CASINOS INC	Publicly-traded stock		575,367
CENTURY COMMUNITIES INC	Publicly-traded stock		288,902
CERENCE INC	Publicly-traded stock		119,195
CERTARA INC	Publicly-traded stock		41,744
CEVA INC	Publicly-traded stock		820,238
CHAMPIONX CORP	Publicly-traded stock		105,339
CHARLES RIVER LABS INTL INC	Publicly-traded stock		239,167
CHART INDUSTRIES INC	Publicly-traded stock		182,170
CHEFS WAREHOUSE INC	Publicly-traded stock		208,493
CHEGG INC	Publicly-traded stock		2,655,471
CHEMUNG FINANCIAL CORP	Publicly-traded stock		2,850,386
CHICAGO RIVET & MACHINE CO	Publicly-traded stock		192,841
CHORD ENERGY CORP	Publicly-traded stock		37,001
CITI TRENDS INC	Publicly-traded stock		69,847
CITIZENS & NORTHERN CORP	Publicly-traded stock		2,360
CIVEO CORP	Publicly-traded stock		1,116,235
CIVISTA BANCSHARES INC	Publicly-traded stock		79,853
CIVITAS RESOURCES INC	Publicly-traded stock		123,727
CLARIVATE PLC	Publicly-traded stock		130,572
CLARUS CORP	Publicly-traded stock		143,367
CLEAN ENERGY FUELS CORP	Publicly-traded stock		1,072,945
CLEAN HARBORS INC	Publicly-traded stock		589,265
CLEARFIELD INC	Publicly-traded stock		45,050
CLEARWATER PAPER CORP	Publicly-traded stock		177,196
CLEVELAND-CLIFFS INC	Publicly-traded stock		3,474,654
CNB FINANCIAL CORP PA	Publicly-traded stock		47,678

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
CNH INDUSTRIAL NV	Publicly-traded stock		201,037
CNO FINANCIAL GROUP INC	Publicly-traded stock		1,102,253
CNX RESOURCES CORP	Publicly-traded stock		231,869
COASTAL FINANCIAL CORP/WA	Publicly-traded stock		1,860,239
COEUR MINING INC	Publicly-traded stock		284,284
COHERENT CORP	Publicly-traded stock		2,006,069
COHU INC	Publicly-traded stock		156,574
COLONY BANKCORP INC	Publicly-traded stock		624,864
COLUMBIA BANKING SYSTEMS INC	Publicly-traded stock		1,618,273
COLUMBIA FINANCIAL INC	Publicly-traded stock		374,094
COLUMBUS MCKINNON CORP NY	Publicly-traded stock		89,399
COMERICA INC	Publicly-traded stock		4,354,687
COMMERCIAL METALS CO	Publicly-traded stock		89,279
COMMERCIAL VEHICLE GROUP INC	Publicly-traded stock		383,833
COMMUNITY FINANCIAL SYSTEM INC	Publicly-traded stock		1,844,058
COMMUNITY HEALTH SYS INC NEW	Publicly-traded stock		1,715,714
COMMUNITY TRUST BANCORP INC	Publicly-traded stock		30,095
COMMUNITY WEST BANCSHARES	Publicly-traded stock		510,402
COMPASS MINERALS INTL INC	Publicly-traded stock		14,818
COMSTOCK RESOURCES INC	Publicly-traded stock		352,650
COMTECH TELECOMMUNICATIONS NEW	Publicly-traded stock		92,918
CONAGRA BRANDS INC	Publicly-traded stock		56,880
CONCENTRA GROUP HOLDINGS PARENT INC	Publicly-traded stock		1,172,730
CONCENTRIX CORP	Publicly-traded stock		47,510
CONCRETE PUMPING HOLDINGS INC	Publicly-traded stock		2,114,411
CONDUENT INC	Publicly-traded stock		213,169
CONMED CORP	Publicly-traded stock		342,136
CONNECTONE BANCORP INC	Publicly-traded stock		99,833
CONSUMER PORTFOLIO SVCS INC	Publicly-traded stock		318,558
CONTEXTLOGIC INC	Publicly-traded stock		2,207,806
COOPER STANDARD HOLDING INC	Publicly-traded stock		309,010
COPA HOLDINGS SA CL A	Publicly-traded stock		98,848
CORE & MAIN INC	Publicly-traded stock		13,378
CORE LABORATORIES INC	Publicly-traded stock		61,047
CORE MOLDING TECH INC	Publicly-traded stock		513,131
CORE NATURAL RESOURCES INC	Publicly-traded stock		3,929,743
CORECARD CORP	Publicly-traded stock		45,958
CORSAIR GAMING INC	Publicly-traded stock		18,459
COSTAMARE INC	Publicly-traded stock		1,069,360

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
COTY INC CL A	Publicly-traded stock		13,280
COVENANT LOGISTICS GROUP INC	Publicly-traded stock		86,783
CPI AEROSTRUCTURES INC	Publicly-traded stock		517,637
CRACKER BARREL OLD CTRY ST INC	Publicly-traded stock		103,600
CRANE NXT CO	Publicly-traded stock		190,294
CRESCENT ENERGY INC A	Publicly-traded stock		6,026
CREXENDO INC	Publicly-traded stock		131,516
CROSS COUNTRY HEALTHCARE INC	Publicly-traded stock		2,070,653
CROSSFIRST BANKSHARES INC	Publicly-traded stock		69,047
CRYOPORT INC	Publicly-traded stock		32,787
CULLINAN ONCOLOGY INC	Publicly-traded stock		222,950
CULP INC	Publicly-traded stock		269,034
CUMULUS MEDIA INC	Publicly-traded stock		20,205
CURTISS WRIGHT CORPORATION	Publicly-traded stock		121,666
CUSHMAN & WAKEFIELD PLC	Publicly-traded stock		15,115
CUSTOM TRUCK ONE SOURCE INC A	Publicly-traded stock		4,779
CUSTOMERS BANCORP INC	Publicly-traded stock		6,007,239
CVB FINANCIAL CORP	Publicly-traded stock		815,721
CVR ENERGY INC	Publicly-traded stock		143,627
CYTEK BIOSCIENCES INC	Publicly-traded stock		567,219
DAILY JOURNAL CORP	Publicly-traded stock		759,241
DAKTRONICS INC	Publicly-traded stock		259,362
DANA INC	Publicly-traded stock		18,315
DARLING INGREDIENTS INC	Publicly-traded stock		260,707
DEFINITIVE HEALTHCARE CORP	Publicly-traded stock		306,312
DELEK US HOLDINGS INC	Publicly-traded stock		528,801
DELUXE CORP	Publicly-traded stock		1,051,701
DENTSPLY SIRONA INC	Publicly-traded stock		99,737
DESIGN THERAPEUTICS INC	Publicly-traded stock		383,579
DESIGNER BRANDS INC	Publicly-traded stock		345,424
DESTINATION XL GROUP INC	Publicly-traded stock		525,158
DHI GROUP INC	Publicly-traded stock		43,443
DHT HOLDINGS INC	Publicly-traded stock		78,995
DIEBOLD NIXDORF INC	Publicly-traded stock		48,646
DIGI INTERNATIONAL INC	Publicly-traded stock		30,432
DIGITAL TURBINE INC	Publicly-traded stock		490,122
DIGITALBRIDGE GROUP INC	Publicly-traded stock		194,024
DILLARDS INC CL A	Publicly-traded stock		344,955
DIME COMMUNITY BANCSHARES INC	Publicly-traded stock		29,252

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
DIODES INC	Publicly-traded stock		282,384
DISTRIBUTION SOLUTIONS GROUP INC	Publicly-traded stock		617,820
DLH HOLDINGS CORP	Publicly-traded stock		421,992
DMC GLOBAL INC	Publicly-traded stock		615,652
DOLE PLC	Publicly-traded stock		22,773
DONEGAL GROUP INC CL A	Publicly-traded stock		19,858
DORIAN LPG LTD	Publicly-traded stock		37,536
DORMAN PRODUCTS INC	Publicly-traded stock		226,890
DOUBLEVERIFY HOLDINGS INC	Publicly-traded stock		184,433
DOUGLAS DYNAMICS INC	Publicly-traded stock		379,027
DOUGLAS ELLIMAN INC	Publicly-traded stock		734,937
DREAM FINDERS HOMES INC	Publicly-traded stock		153,507
DT MIDSTREAM INC	Publicly-traded stock		61,367
DUCOMMUN INC	Publicly-traded stock		39,824
DULUTH HOLDINGS INC CL B	Publicly-traded stock		60,386
DUN & BRADSTREET HOLDINGS IN	Publicly-traded stock		2,067,647
DXC TECHNOLOGY CO	Publicly-traded stock		313,971
DXP ENTERPRISES INC	Publicly-traded stock		27,510
DYNAVAX TECHNOLOGIES CORP	Publicly-traded stock		1,223,236
E2OPEN PARENT HOLDINGS INC	Publicly-traded stock		1,068,850
EAGLE BANCORP INC MD	Publicly-traded stock		520,341
EAGLE BANCORP MONTANA INC	Publicly-traded stock		84,703
EAST WEST BANCORP INC	Publicly-traded stock		156,983
EASTERN BANKSHARES INC	Publicly-traded stock		271,389
EASTERN CO	Publicly-traded stock		20,128
EASTGROUP PPTYS INC	Publicly-traded stock		100,356
EASTMAN CHEMICAL CO	Publicly-traded stock		531,818
EASTMAN KODAK CO	Publicly-traded stock		45,198
ECOVYST INC	Publicly-traded stock		2,119,270
EDGEWELL PERSONAL CARE CO	Publicly-traded stock		1,255,193
EDITAS MEDICINE INC	Publicly-traded stock		111,473
EGAIN CORP	Publicly-traded stock		290,969
EHEALTH INC	Publicly-traded stock		623,717
EL POLLO LOCO HLDGS INC	Publicly-traded stock		22,945
ELANCO ANIMAL HEALTH INC	Publicly-traded stock		44,027
ELECTROMED INC	Publicly-traded stock		85,155
ELEMENT SOLUTIONS INC	Publicly-traded stock		178,501
EMERGENT BIOSOL	Publicly-traded stock		1,257,963
EMPLOYERS HOLDINGS INC	Publicly-traded stock		26,979

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
ENACT HOLDINGS INC	Publicly-traded stock		3,533,346
ENANTA PHARMACEUTICALS INC	Publicly-traded stock		135,217
ENCOMPASS HEALTH CORP	Publicly-traded stock		489,400
ENCORE CAP GROUP INC	Publicly-traded stock		222,839
ENERGY SERVICES ACQ	Publicly-traded stock		32,223
ENERSYS INC	Publicly-traded stock		2,969,884
ENHABIT HOME HEALTH & HOSPICE	Publicly-traded stock		449,755
ENNIS INC	Publicly-traded stock		43,552
ENOVA INTL INC	Publicly-traded stock		684,906
ENOVIS CORP	Publicly-traded stock		111,714
ENPRO INC	Publicly-traded stock		215,645
ENSTAR GROUP LTD	Publicly-traded stock		1,018,917
ENTERPRISE BANCORP INC	Publicly-traded stock		765,969
ENTERPRISE FINL SVCS CORP	Publicly-traded stock		1,082,641
ENTRADA THERAPEUTICS INC	Publicly-traded stock		1,468,870
ENTRAVISION COMMUN CRP CL A	Publicly-traded stock		80,583
ENVIRI CORP	Publicly-traded stock		632,413
ENVISTA HOLDINGS CORP	Publicly-traded stock		31,036
EPLUS INC	Publicly-traded stock		65,389
EPSILON ENERGY LTD	Publicly-traded stock		195,172
EQUITY BANCSHARES INC	Publicly-traded stock		4,118,492
ERASCA INC	Publicly-traded stock		622,217
ESCALADE	Publicly-traded stock		34,608
ESCO TECHNOLOGIES INC	Publicly-traded stock		270,555
ESPEY MFG.&ELECTRIC	Publicly-traded stock		82,027
ESSA BANCORP INC	Publicly-traded stock		75,570
ESSENT GROUP LTD	Publicly-traded stock		939,397
ETHAN ALLEN INTERIORS INC	Publicly-traded stock		4,070
EVANS BANCORP INC	Publicly-traded stock		32,916
EVERSPIN TECHNOLOGIES INC	Publicly-traded stock		1,295,509
EVERUS CONSTRUCTION GROUP INC	Publicly-traded stock		301,564
EVOLENT HEALTH INC A	Publicly-traded stock		70,666
EVOLUTION PETROLEUM CORP	Publicly-traded stock		13,841
EXLSERVICE HOLDINGS INC	Publicly-traded stock		321,123
EXPAND ENERGY CORP	Publicly-traded stock		75,600
EXPRO GROUP HOLDINGS NV	Publicly-traded stock		53,179
EZCORP INC CL A NON VTG	Publicly-traded stock		4,056,776
F&G ANNUITIES & LIFE INC	Publicly-traded stock		156,891
FARMER BROTHERS CO	Publicly-traded stock		257,842

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
FARMERS & MERCHANTS BANCO/OH	Publicly-traded stock		271,027
FARMERS NATL BANC CORP	Publicly-traded stock		78,777
FARO TECHNOLOGIES INC	Publicly-traded stock		9,691
FASTLY INC CL A	Publicly-traded stock		71,269
FATE THERAPEUTICS INC	Publicly-traded stock		184,760
FB FINANCIAL CORP	Publicly-traded stock		183,759
FEDERAL AGRI MTG NON VTG CL C	Publicly-traded stock		100,800
FEDERAL SIGNAL CORP	Publicly-traded stock		30,150
FERROGLOBE PLC	Publicly-traded stock		681,374
FIDELIS INSURANCE HOLDINGS LTD	Publicly-traded stock		347,420
FIGS INC-CLASS A	Publicly-traded stock		2,708,413
FINANCIAL INSTITUTIONS INC	Publicly-traded stock		84,428
FIRST ADVANTAGE CORP	Publicly-traded stock		64,543
FIRST AMERICAN FINANCIAL CORP	Publicly-traded stock		143,224
FIRST BANCORP INC ME	Publicly-traded stock		194,359
FIRST BANCORP NC	Publicly-traded stock		196,590
FIRST BANCORP PUERTO RICO	Publicly-traded stock		3,577,874
FIRST BANCSHARES INC MISS	Publicly-traded stock		108,033
FIRST BANK/HAMILTON NJ	Publicly-traded stock		509,744
FIRST BUSEY CORP	Publicly-traded stock		920,168
FIRST BUSINESS FIN SVCS INC	Publicly-traded stock		273,595
FIRST COMMONWEALTH FINL CORP	Publicly-traded stock		92,496
FIRST COMMUNITY BANKSHARES INC	Publicly-traded stock		461,029
FIRST COMMUNITY CORP SC	Publicly-traded stock		132,251
FIRST FINANCIAL BANCORP	Publicly-traded stock		606,193
FIRST FINANCIAL INDIANA	Publicly-traded stock		268,245
FIRST FINANCIAL NORTWEST INC	Publicly-traded stock		27,984
FIRST FOUNDATION INC/OLD	Publicly-traded stock		844,059
FIRST HAWAIIAN INC	Publicly-traded stock		222,497
FIRST HORIZON CORP	Publicly-traded stock		48,673
FIRST INTERNET BANCORP	Publicly-traded stock		145,028
FIRST INTST BANCSYST INC CL A	Publicly-traded stock		947,305
FIRST MERCHANTS CORP	Publicly-traded stock		2,487,955
FIRST MID BANCSHARES INC	Publicly-traded stock		151,662
FIRST NORTHWEST BANCORP	Publicly-traded stock		974,100
FIRST OF LONG ISLAND CORP	Publicly-traded stock		764,492
FIRST SAVINGS FINANCIAL GRP	Publicly-traded stock		247,909
FIRST SOURCE CORP	Publicly-traded stock		8,874
FIRST UNITED CORP	Publicly-traded stock		129,531

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
FIRST VIRGINIA COMMUNITY BANK	Publicly-traded stock		8,313
FIRST WATCH RESTAURANT GROUP INC	Publicly-traded stock		412,338
FIRST WESTERN FINANCIAL INC	Publicly-traded stock		58,959
FIRSTCASH HOLDINGS INC	Publicly-traded stock		21,822
FIRSTSUN CAPITAL BANCORP	Publicly-traded stock		223,320
FIVE BELOW INC	Publicly-traded stock		50,361
FIVE POINT HOLDINGS LLC CL A	Publicly-traded stock		283,657
FIVE STAR BANCORP	Publicly-traded stock		30,238
FLAGSTAR FINANCIAL INC	Publicly-traded stock		187,668
FLEX LTD	Publicly-traded stock		81,916
FLEXIBLE SOLUTIONS INTL INC	Publicly-traded stock		14,383
FLEXSTEEL IND	Publicly-traded stock		23,959
FLOWERS FOODS INC	Publicly-traded stock		863,506
FLOWSERVE CORP	Publicly-traded stock		8,595
FLUSHING FINANCIAL CORP	Publicly-traded stock		113,842
FMC CORP NEW	Publicly-traded stock		130,860
FNB CORP PA	Publicly-traded stock		2,944,449
FONAR CORP	Publicly-traded stock		190,167
FOOT LOCKER INC	Publicly-traded stock		207,127
FORESTAR GROUP INC	Publicly-traded stock		1,585,643
FORMFACTOR INC	Publicly-traded stock		22,983
FORRESTER RESEARCH INC	Publicly-traded stock		608,649
FORTITUDE GOLD CORP	Publicly-traded stock		433,590
FORUM ENERGY TECHNOLOGIES INC	Publicly-traded stock		71,324
FOSSIL INC	Publicly-traded stock		34,490
FOSTER L B CO CL A	Publicly-traded stock		11,812
FRANKLIN RESOURCES INC	Publicly-traded stock		47,616
FREQUENCY ELECTRONICS INC	Publicly-traded stock		2,219
FRESH DEL MONTE PRODUCE INC	Publicly-traded stock		99,180
FRIEDMAN INDS INC	Publicly-traded stock		1,569,208
FRONTIER COMMUNICATIONS PARENT INC	Publicly-traded stock		26,928
FRP HOLDINGS INC	Publicly-traded stock		554,408
FS BANCORP INC	Publicly-traded stock		30,626
FULCRUM THERAPEUTICS INC	Publicly-traded stock		1,745,584
FULGENT GENETICS INC	Publicly-traded stock		235,208
FULL HOUSE RESORTS INC	Publicly-traded stock		111,930
FULLER H B CO	Publicly-traded stock		65,274
FULTON FINANCIAL CORP	Publicly-traded stock		184,275
FUNDAMENTAL GLOBAL INC	Publicly-traded stock		13,827

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
FUNKO INC A	Publicly-traded stock		3,223,790
FUTUREFUEL CORP	Publicly-traded stock		1,102,238
GAIA INC CL A	Publicly-traded stock		1,789
GAMBLING.COM GROUP LTD	Publicly-traded stock		108,205
GANNETT CO INC	Publicly-traded stock		108,974
GAP INC	Publicly-traded stock		11,036
GATES INDUSTRIAL CORP PLC	Publicly-traded stock		71,372
GATOS SILVER INC	Publicly-traded stock		223,207
GATX CORP	Publicly-traded stock		2,008,597
GCM GROSVENOR INC—CLASS A	Publicly-traded stock		1,557,869
GENCO SHIPPING & TRADING LTD	Publicly-traded stock		134,530
GENCOR INDUSTRIES INC	Publicly-traded stock		623,714
GENERAC HOLDINGS INC	Publicly-traded stock		2,025,213
GENERATION BIO	Publicly-traded stock		214,216
GENESCO INC	Publicly-traded stock		61,157
GENIE ENERGY LTD B	Publicly-traded stock		2,863,929
GENPACT LTD	Publicly-traded stock		13,512
GENTEX CORP	Publicly-traded stock		231,833
GENTHERM INC	Publicly-traded stock		118,219
GENWORTH FINANCIAL INC	Publicly-traded stock		943,053
GEOSPACE TECHNOLOGIES CORP	Publicly-traded stock		2,297,854
GERMAN AMERICAN BANCORP INC	Publicly-traded stock		72,743
GIBRALTAR INDUSTRIES INC	Publicly-traded stock		1,095,955
G-III APPAREL GROUP LTD	Publicly-traded stock		39,509
GLACIER BANCORP INC	Publicly-traded stock		209,948
GLOBAL BUSINESS TRAVEL GROUP INC	Publicly-traded stock		520,676
GLOBAL INDUSTRIAL CO	Publicly-traded stock		511,286
GLOBE LIFE INC	Publicly-traded stock		173,410
GLOBUS MEDICAL INC	Publicly-traded stock		98,303
GMS INC	Publicly-traded stock		57,860
GOHEALTH INC	Publicly-traded stock		1,497,937
GOLDEN ENTERTAINMENT INC	Publicly-traded stock		20,843
GOODRX HOLDINGS INC	Publicly-traded stock		695,945
GOODYEAR TIRE & RUBBER CO	Publicly-traded stock		10,350
GOPRO INC A	Publicly-traded stock		146,340
GORMAN-RUPP CO	Publicly-traded stock		35,861
GRAHAM CORPORATION	Publicly-traded stock		820,044
GRAHAM HOLDINGS CO	Publicly-traded stock		46,360
GRANITE CONSTRUCTION INC	Publicly-traded stock		171,929

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
GRANITE RIDGE RESOURCES INC	Publicly-traded stock		100,502
GRAPHIC PACKAGING HOLDING CO	Publicly-traded stock		1,119,545
GRAY MEDIA INC	Publicly-traded stock		663,263
GREAT LAKES DREDGE & DOCK CORP	Publicly-traded stock		124,471
GREAT SOUTHERN BANCORP INC	Publicly-traded stock		3,380,795
GREEN BRICK PARTNERS INC	Publicly-traded stock		116,922
GREEN DOT CORP CLASS-A	Publicly-traded stock		266,952
GREEN PLAINS INC	Publicly-traded stock		295,217
GREENBRIER COMPANIES INC	Publicly-traded stock		534,339
GREENLIGHT CAPITAL RE LTD A	Publicly-traded stock		155,078
GREIF INC CL A	Publicly-traded stock		88,467
GREIF INC CL B	Publicly-traded stock		679,856
GRID DYNAMICS HOLDINGS INC	Publicly-traded stock		164,738
GROCERY OUTLET HOLDING CORP	Publicly-traded stock		456,811
GROUP 1 AUTOMOTIVE INC	Publicly-traded stock		233,743
GROWGENERATION CORP	Publicly-traded stock		173,005
GSI TECHNOLOGY INC	Publicly-traded stock		324,173
GUARANTY BANCSHARES INC	Publicly-traded stock		2,014,253
GUESS INC	Publicly-traded stock		38,537
GULF ISLAND FABRICATION INC	Publicly-traded stock		24,540
GULFPORT ENERGY CORP	Publicly-traded stock		113,453
H&E EQUIPMENT SERVICES INC	Publicly-traded stock		271,021
HAIN CELESTIAL GROUP INC	Publicly-traded stock		29,092
HALLADOR PETROLEUM CO	Publicly-traded stock		352,006
HAMILTON BEACH BRANDS HOLDING CO CLASS A	Publicly-traded stock		37,063
HANCOCK WHITNEY CORP	Publicly-traded stock		131,653
HANMI FINANCIAL CORPORATION	Publicly-traded stock		137,011
HANOVER INSURANCE GROUP INC	Publicly-traded stock		42,378
HARBORONE NORTHEAST BANCORP INC	Publicly-traded stock		1,417,193
HARLEY-DAVIDSON INC	Publicly-traded stock		275,952
HARVARD BIOSCIENCES INC	Publicly-traded stock		3,058,247
HAVERTY FURNITURE COS INC	Publicly-traded stock		211,166
HAYWARD HOLDINGS INC	Publicly-traded stock		890,070
HBT FINANCIAL INC	Publicly-traded stock		27,405
HCI GROUP INC	Publicly-traded stock		142,509
HEALTH CATALYST INC	Publicly-traded stock		334,453
HEALTHCARE SERVICES GROUP INC	Publicly-traded stock		84,687
HEALTHSTREAM INC	Publicly-traded stock		13,051
HEARTLAND EXPRESS INC	Publicly-traded stock		118,727

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
HEARTLAND FINANCIAL USA INC	Publicly-traded stock		154,944
HECLA MINING CO	Publicly-traded stock		284,419
HEIDRICK & STRUGGLES INTL INC	Publicly-traded stock		238,324
HELEN OF TROY LTD	Publicly-traded stock		741,607
HELIOS TECHNOLOGIES INC	Publicly-traded stock		922,633
HELIX ENERGY SOL GRP INC	Publicly-traded stock		350,359
HELMERICH & PAYNE INC	Publicly-traded stock		350,364
HERC HOLDINGS INC	Publicly-traded stock		231,548
HERITAGE COMMERCE CORP	Publicly-traded stock		525,965
HERITAGE FINANCIAL CORP WASH	Publicly-traded stock		880,262
HERITAGE INSURANCE HOLDINGS INC	Publicly-traded stock		87,660
HERTZ GLOBAL HOLDINGS INC	Publicly-traded stock		199,072
HF FOODS GROUP INC	Publicly-traded stock		298,190
HF SINCLAIR CORP	Publicly-traded stock		109,372
HILLENBRAND INC	Publicly-traded stock		114,613
HILLMAN SOLUTIONS CORP	Publicly-traded stock		5,059
HILLTOP HLDGS I	Publicly-traded stock		1,710,826
HILTON GRAND VACATIONS INC	Publicly-traded stock		409,497
HINGHAM INSTITUTION FOR SAVING	Publicly-traded stock		328,900
HIPPO HOLDINGS INC	Publicly-traded stock		443,593
HNI CORP	Publicly-traded stock		508,103
HOLLEY INC	Publicly-traded stock		154,771
HOME BANCORP INC	Publicly-traded stock		60,286
HOME BANCSHARES INC	Publicly-traded stock		408,702
HOMESTREET INC	Publicly-traded stock		17,933
HOMETRUST BANCSHARES INC	Publicly-traded stock		138,584
HONEST CO INC (THE)	Publicly-traded stock		1,018,093
HOOKER FURNISHINGS CORP	Publicly-traded stock		68,155
HOPE BANCORP INC	Publicly-traded stock		99,322
HORACE MANN EDUCATORS CORP	Publicly-traded stock		164,795
HORIZON BANCORP INC INDIANA	Publicly-traded stock		73,581
HOVNANIAN ENTERPRISES INC CL A	Publicly-traded stock		506,213
HOWARD HUGHES HOLDINGS INC	Publicly-traded stock		578,211
HUB GROUP INC CL A	Publicly-traded stock		275,835
HUDSON GLOBAL INC	Publicly-traded stock		111,338
HUDSON TECHNOLOGIES INC	Publicly-traded stock		1,147,569
HUNTSMAN CORP	Publicly-traded stock		648,571
HURCO INC	Publicly-traded stock		2,545
HURON CONSULTING GROUP INC	Publicly-traded stock		86,440

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
HYLIION HOLDINGS CORP CL A	Publicly-traded stock		977,352
HYSTER-YALE INC	Publicly-traded stock		50,366
IBEX LTD	Publicly-traded stock		41,130
ICF INTERNATIONAL INC	Publicly-traded stock		23,161
ICHOR HOLDINGS LTD	Publicly-traded stock		118,514
ICU MEDICAL INC	Publicly-traded stock		59,570
IDENTIV INC	Publicly-traded stock		2,758,877
IES HOLDINGS INC	Publicly-traded stock		360,413
INDEPENDENT BANK CORP	Publicly-traded stock		474,200
INDEPENDENT BANK CORP MASS	Publicly-traded stock		13,579
INDEPENDENT BANK GROUP INC	Publicly-traded stock		490,342
INDIE SEMICONDUCTOR INC	Publicly-traded stock		271,012
INFORMATION SVCS GROUP INC	Publicly-traded stock		488,743
INFUSYSTEM HOLDINGS INC	Publicly-traded stock		747,697
INGLES MARKETS INC-CL A	Publicly-traded stock		65,833
INGREDION INC	Publicly-traded stock		43,530
INNOSPEC INC	Publicly-traded stock		31,823
INNOVEX INTERNATIONAL INC	Publicly-traded stock		377,167
INNOVIVA INC	Publicly-traded stock		2,098,615
INOGEN INC	Publicly-traded stock		506,716
INOTIV INC	Publicly-traded stock		170,588
INOVIO PHARMACEUTICALS INC	Publicly-traded stock		472,232
INSTEEL INDUSTRIES INC	Publicly-traded stock		73,122
INSTIL BIO INC	Publicly-traded stock		11,555
INTEGER HOLDINGS CORP	Publicly-traded stock		725
INTEGRA LIFESCIENCES HLDS CORP	Publicly-traded stock		239,039
INTEGRAL AD SCIENCE HOLDING CORP	Publicly-traded stock		17,617
INTELLIA THERAPEUTICS INC	Publicly-traded stock		4,627,466
INTERFACE INC	Publicly-traded stock		244,422
INTERNATIONAL BANCSHARES CORP	Publicly-traded stock		144,323
INTERNATIONAL SEAWAYS INC	Publicly-traded stock		124,004
INTERPUBLIC GROUP OF COS INC	Publicly-traded stock		327,775
INTEST CORP	Publicly-traded stock		1,244,315
INTEVAC INC	Publicly-traded stock		600,090
INTREPID POTASH INC	Publicly-traded stock		3,718,450
INVESCO LTD	Publicly-traded stock		44,857
INVESTAR HOLDING CORP	Publicly-traded stock		38,525
INVESTORS TITLE CO	Publicly-traded stock		132,200
IPG PHOTONICS CORP	Publicly-traded stock		2,012,350

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
ISSUER DIRECT CORP	Publicly-traded stock		56,767
ITEOS THERAPEUTICS INC	Publicly-traded stock		132,349
J&J SNACKS FOOD CORP	Publicly-traded stock		568,089
JACKSON FINANCIAL INC	Publicly-traded stock		671
JAKKS PACIFIC INC	Publicly-traded stock		77,453
JAMES RIVER GROUP HOLDINGS LTD	Publicly-traded stock		53,210
JANUS HENDERSON GROUP PLC	Publicly-traded stock		2,044,551
JANUS INTERNATIONAL GROUP INC	Publicly-traded stock		40,395
JAZZ PHARMA PLC	Publicly-traded stock		49,611
JBT MAREL CORP	Publicly-traded stock		4,244,494
JEFFERIES FINANCIAL GROUP INC	Publicly-traded stock		40,903
JELD-WEN HOLDING INC	Publicly-traded stock		1,037,169
JETBLUE AIRWAYS CORP	Publicly-traded stock		297,795
JM SMUCKER CO/THE	Publicly-traded stock		137,278
JOHNSON OUTDOORS INC CL A	Publicly-traded stock		163,874
JONES LANG LASALLE INC	Publicly-traded stock		793,105
JUNIPER NETWORKS INC	Publicly-traded stock		6,075,320
KAISER ALUM CORP	Publicly-traded stock		126,258
KARAT PACKAGING INC	Publicly-traded stock		6,115,356
KB HOME	Publicly-traded stock		573,135
KBR INC	Publicly-traded stock		146,864
KEARNY FINANCIAL CORP	Publicly-traded stock		15,675
KELLY SERVICES INC CL A	Publicly-traded stock		1,029,044
KEMPER CORP	Publicly-traded stock		3,045,670
KENNAMETAL INC	Publicly-traded stock		191,061
KENNEDY-WILSON HOLDINGS INC	Publicly-traded stock		194,602
KEWAUNEE SCIENTIFIC CORP	Publicly-traded stock		1,143,167
KIMBALL ELECTRONICS INC	Publicly-traded stock		2,609,845
KINGSTONE COS INC	Publicly-traded stock		336,323
KIRBY CORP	Publicly-traded stock		45,722
KNIFE RIVER HOLDING CO W/I	Publicly-traded stock		213,915
KNIGHT-SWIFT TRANSPORTATION HOLDINGS INC	Publicly-traded stock		9,372
KNOWLES CORP	Publicly-traded stock		1,265,791
KODIAK GAS SERVICES INC	Publicly-traded stock		154,391
KODIAK SCIENCES INC	Publicly-traded stock		2,097,096
KOHLS CORP	Publicly-traded stock		555,070
KOPPERS HLDGS INC	Publicly-traded stock		374,207
KORN FERRY	Publicly-traded stock		127,858
KOSMOS ENERGY LTD	Publicly-traded stock		519,733

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
KRATOS DEFENSE & SEC SOLTN INC	Publicly-traded stock		248,411
KRISPY KREME INC	Publicly-traded stock		738,375
KRONOS WORLDWIDE INC	Publicly-traded stock		236,189
KULICKE & SOFFA INDUSTRIES INC	Publicly-traded stock		530,502
KURA ONCOLOGY INC	Publicly-traded stock		288,447
KVH INDUSTRIES INC	Publicly-traded stock		199,534
LA Z BOY INC	Publicly-traded stock		743,247
LABCORP HOLDINGS INC	Publicly-traded stock		77,449
LAKELAND INDUSTRIES INC	Publicly-traded stock		46,318
LANDMARK BANCORP INC	Publicly-traded stock		4,042,337
LANDS END INC	Publicly-traded stock		2,159,277
LANDSEA HOMES CORP	Publicly-traded stock		68,295
LANTHEUS HLDGS INC	Publicly-traded stock		10,588
LANTRONIX INC	Publicly-traded stock		123,174
LARIMAR THERAPEUTICS INC	Publicly-traded stock		74,075
LATHAM GROUP INC	Publicly-traded stock		2,936,703
LAUREATE EDUCATION INC	Publicly-traded stock		30,842
LAZARD INC CL A	Publicly-traded stock		13,723
LAZYDAYS HOLDINGS INC	Publicly-traded stock		88,998
LCI INDUSTRIES	Publicly-traded stock		536,994
LCNB CORPORATION	Publicly-traded stock		3,971,270
LEAP THERAPEUTICS INC	Publicly-traded stock		2,817
LEAR CORP NEW	Publicly-traded stock		390,607
LEGACY HOUSING CORP	Publicly-traded stock		55,890
LEGGETT & PLATT INC	Publicly-traded stock		28,721
LENDINGCLUB CORP	Publicly-traded stock		1,169,545
LENSAR INC	Publicly-traded stock		153,510
LESLIE’S INC	Publicly-traded stock		141,725
LGI HOMES INC	Publicly-traded stock		563,736
LIBERTY BROADBAND CORP A	Publicly-traded stock		16,718
LIBERTY BROADBAND CORP C	Publicly-traded stock		442,778
LIBERTY ENERGY INC CL A	Publicly-traded stock		672,109
LIBERTY GLOBAL LTD C	Publicly-traded stock		299,968
LIBERTY GLOBAL LTD CL A	Publicly-traded stock		1,571,455
LIBERTY LATIN AMERICA LTD CL A	Publicly-traded stock		1,073,682
LIBERTY LATIN AMERICA LTD CL C	Publicly-traded stock		362,270
LIBERTY MEDIA CORP LIBERTY LIVE CL C	Publicly-traded stock		346,868
LIBERTY MEDIA CORP-LIBERTY LIVE CL A	Publicly-traded stock		100,755
LIFE TIME GROUP HOLDINGS INC	Publicly-traded stock		338,087

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
LIFESTANCE HEALTH GROUP INC	Publicly-traded stock		28,994
LIFETIME BRANDS INC	Publicly-traded stock		38,272
LIGAND PHARMACEUTICALS	Publicly-traded stock		606,641
LIGHTPATH TECHNOLOGIES CL A	Publicly-traded stock		236,754
LIMONEIRA CO	Publicly-traded stock		51,742
LINCOLN EDUCATIONAL SERVICES	Publicly-traded stock		331,522
LINDSAY CORP	Publicly-traded stock		10,233
LIONS GATE ENTERTAINMENT CORP B	Publicly-traded stock		13,380
LITHIA MOTORS INC CL A	Publicly-traded stock		177,500
LITTELFUSE INC	Publicly-traded stock		15,499
LIVANOVA PLC	Publicly-traded stock		117,108
LIVE OAK BANCSHARES INC	Publicly-traded stock		2,270,038
LIVERAMP HOLDINGS INC	Publicly-traded stock		2,298,766
LKQ CORP	Publicly-traded stock		226,595
LOGILITY SUPPLY CHAIN SOLUTIONS INC	Publicly-traded stock		163,144
LOVESAC	Publicly-traded stock		334,586
LSB INDUSTRIES INC	Publicly-traded stock		1,348,100
LSI INDUSTRIES INC	Publicly-traded stock		41,838
LUXFER HOLDINGS PLC	Publicly-traded stock		96,202
M/I HOMES INC	Publicly-traded stock		181,659
MACYS INC	Publicly-traded stock		214,300
MADISON SQUARE GARDEN ENTERTAINMENT CORP	Publicly-traded stock		91,787
MADISON SQUARE GARDEN SPORTS CORP	Publicly-traded stock		992,605
MAGNACHIP SEMICONDUCTOR	Publicly-traded stock		1,148,768
MAGNERA CORP	Publicly-traded stock		4,747,652
MAGNITE INC	Publicly-traded stock		2,908,112
MAGNOLIA OIL & GAS CORPO CL A	Publicly-traded stock		72,207
MAIDEN HLDGS LTD	Publicly-traded stock		148,340
MAINSTREET BANCSHARES INC	Publicly-traded stock		448,291
MALIBU BOATS INC CL A	Publicly-traded stock		3,539,405
MAMMOTH ENERGY SERVICES INC	Publicly-traded stock		33,683
MANCHESTER UNITED PLC	Publicly-traded stock		20,616
MANITOWOC CO INC	Publicly-traded stock		183,702
MANNATECH INC	Publicly-traded stock		38,235
MANPOWERGROUP INC	Publicly-traded stock		1,827,319
MARCHEX INC	Publicly-traded stock		130,659
MARCUS &MILLICHAP CO INC	Publicly-traded stock		2,056
MARCUS CORP	Publicly-traded stock		576,969
MARINE PRODS CORP	Publicly-traded stock		1,134

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
MARINEMAX INC	Publicly-traded stock		312,967
MARRIOTT VACATIONS WORLD	Publicly-traded stock		218,978
MARTEN TRANSPORT LTD	Publicly-traded stock		34,122
MASCO CORPORATION	Publicly-traded stock		208,324
MASTERBRAND INC	Publicly-traded stock		713,281
MASTERCRAFT BOAT HOLDINGS INC	Publicly-traded stock		311,638
MATADOR RESOURCES COMPANY	Publicly-traded stock		1,733,915
MATERION CORP	Publicly-traded stock		297,080
MATIV INC	Publicly-traded stock		63,522
MATRIX SERVICE CO	Publicly-traded stock		5,842,939
MATSON INC	Publicly-traded stock		574,097
MATTEL INC	Publicly-traded stock		199,830
MATTERPORT INC	Publicly-traded stock		150,966
MATTHEWS INTL CORP CL A	Publicly-traded stock		985,546
MAXCYTE INC	Publicly-traded stock		3,435,276
MAXIMUS INC	Publicly-traded stock		399,862
MAYVILLE ENGINEERING CO INC	Publicly-traded stock		307,386
MCEWEN MINING INC	Publicly-traded stock		30,127
MCGRATH RENTCORP	Publicly-traded stock		539,943
MDU RESOURCES GROUP INC	Publicly-traded stock		89,164
MERCANTILE BANK CORP	Publicly-traded stock		70,028
MERCER INTERNATIONAL INC	Publicly-traded stock		390,028
MERCHANTS BANCORP	Publicly-traded stock		576,262
MERCURY GENERAL CORP	Publicly-traded stock		283,579
MERCURY SYSTEMS INC	Publicly-traded stock		166,095
MERIDIAN CORP	Publicly-traded stock		257,150
MERITAGE HOMES CORP	Publicly-traded stock		1,002,252
MESA LABORATORIES INC	Publicly-traded stock		515,256
METALLUS INC	Publicly-traded stock		25,158
METHODE ELECTRONICS INC	Publicly-traded stock		1,071,818
METROCITY BANKSHARES INC	Publicly-traded stock		18,066
METROPOLITAN BANK HOLDING CORP	Publicly-traded stock		253,506
MGIC INVESTMENT CORP	Publicly-traded stock		136,858
MGP INGREDIENTS INC	Publicly-traded stock		105,147
MID PENN BANCORP INC	Publicly-traded stock		249,777
MIDDLEBY CORP	Publicly-traded stock		1,896,326
MIDLAND STATES BANCORP INC	Publicly-traded stock		65,748
MIDWESTONE FINANCIAL GRP INC	Publicly-traded stock		144,315
MILLER INDUSTRIES INC TENN	Publicly-traded stock		1,596,278

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
MILLERKNOLL INC	Publicly-traded stock		206,961
MINERALS TECHNOLOGIES INC	Publicly-traded stock		194,929
MIRION TECHNOLOGIES INC-A	Publicly-traded stock		295,493
MISSION PRODUCE INC	Publicly-traded stock		343,955
MISTER CAR WASH INC	Publicly-traded stock		919,397
MISTRAS GROUP INC	Publicly-traded stock		474,186
MITEK SYSTEMS INC	Publicly-traded stock		203,838
MOBILEYE GLOBAL INC A	Publicly-traded stock		59,938
MODINE MANUFACTURING CO	Publicly-traded stock		86,342
MOHAWK INDUSTRIES INC	Publicly-traded stock		51,421
MOLSON COORS BEVERAGE CO B	Publicly-traded stock		156,372
MONARCH CASINO & RESORT INC	Publicly-traded stock		1,317,660
MONRO INC	Publicly-traded stock		5,404,690
MONTAUK RENEWABLES INC	Publicly-traded stock		2,611,786
MONTE ROSA THERAPEUTICS INC	Publicly-traded stock		71,168
MONTROSE ENVIRONMENTAL GROUP INC	Publicly-traded stock		181,685
MOSAIC CO NEW	Publicly-traded stock		43,406
MOTORCAR PARTS OF AMERICA INC	Publicly-traded stock		40,474
MOVADO GROUP INC	Publicly-traded stock		41,700
MP MATERIALS CORP	Publicly-traded stock		1,770,325
MR COOPER GROUP INC	Publicly-traded stock		65,345
MRC GLOBAL INC	Publicly-traded stock		137,878
MSC INDUSTRIAL DIRECT CO CL A	Publicly-traded stock		251,722
MUELLER INDUSTRIES INC	Publicly-traded stock		1,777,529
MURPHY OIL CORP	Publicly-traded stock		248,724
MVB FINANCIAL CORP	Publicly-traded stock		276,876
MYERS INDUSTRIES	Publicly-traded stock		1,773,061
MYR GROUP INC/DELAWARE	Publicly-traded stock		1,250,827
MYRIAD GENETICS INC	Publicly-traded stock		88,575
N-ABLE INC	Publicly-traded stock		96,324
NABORS INDUSTRIES LTD	Publicly-traded stock		268,084
NACCO INDUSTRIES INC CL A	Publicly-traded stock		88,155
NATIONAL BANKSHARES INC VA	Publicly-traded stock		49,642
NATIONAL BK HLDGS CORP	Publicly-traded stock		115,369
NATIONAL CINEMEDIA INC	Publicly-traded stock		63,785
NATIONAL HEALTHCARE CORP	Publicly-traded stock		45,563
NATIONAL PRESTO INDS	Publicly-traded stock		497,989
NATIONAL VISION HOLDINGS INC	Publicly-traded stock		62,808
NATURAL ALTERNATIVES INTL INC	Publicly-traded stock		579,748

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
NATURAL GAS SERVICES GROUP	Publicly-traded stock		259,534
NATURAL GROCERS VIT GROC INC	Publicly-traded stock		208,858
NATURES SUNSHINE PRODUCTS INC	Publicly-traded stock		3,187
NAUTILUS BIOTECHNOLOGY INC	Publicly-traded stock		129,846
NAVIENT CORP	Publicly-traded stock		234,388
NBT BANCORP INC	Publicly-traded stock		110,962
NCR ATLEOS CORP	Publicly-traded stock		5,210
NEKTAR THERAPEUTICS	Publicly-traded stock		685,206
NELNET INC CL A	Publicly-traded stock		635,686
NEOGEN CORP	Publicly-traded stock		423,457
NEOGENOMICS INC	Publicly-traded stock		40,501
NERDWALLET INC A	Publicly-traded stock		991,304
NETGEAR INC	Publicly-traded stock		479,955
NETSCOUT SYSTEMS INC	Publicly-traded stock		140,508
NETSTREIT CORP	Publicly-traded stock		51,152
NETWORK-1 TECHNOLOGIES INC	Publicly-traded stock		332,405
NEW JERSEY RESOURCES CORP	Publicly-traded stock		551,442
NEWELL BRANDS INC	Publicly-traded stock		1,705,429
NEWMARK GROUP INC CL A	Publicly-traded stock		2,902
NEXA RESOURCES SA	Publicly-traded stock		348,569
NEXSTAR MEDIA GROUP INC	Publicly-traded stock		1,002,036
NEXTCURE INC	Publicly-traded stock		528,003
NEXTDOOR HOLDINGS INC	Publicly-traded stock		83,107
NICOLET BANKSHARES INC	Publicly-traded stock		1,338,796
NKARTA INC	Publicly-traded stock		7,310
NL INDUSTRIES	Publicly-traded stock		30,950
NLIGHT INC	Publicly-traded stock		479,963
NMI HOLDINGS INC	Publicly-traded stock		30,291
NN INC	Publicly-traded stock		28,842
NOBLE CORP PLC	Publicly-traded stock		91,221
NORDIC AMERICAN TANKER LTD	Publicly-traded stock		984,323
NORTHEAST BANK	Publicly-traded stock		50,041
NORTHEAST COMMUNITY BANCORP INC	Publicly-traded stock		484,031
NORTHERN OIL AND GAS INC	Publicly-traded stock		167,823
NORTHERN TRUST CORP	Publicly-traded stock		260,697
NORTHFIELD BANCORP INC NEW	Publicly-traded stock		49,556
NORTHRIM BANCORP INC	Publicly-traded stock		447,815
NORTHWEST BANCSHARES INC	Publicly-traded stock		3,162,535
NORTHWEST PIPE CO	Publicly-traded stock		220,211

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
NORWOOD FINANCIAL CORP	Publicly-traded stock		128,367
NOV INC	Publicly-traded stock		573,871
NOW INC	Publicly-traded stock		208,821
NPK INTERNATIONAL INC	Publicly-traded stock		10,746
NU SKIN ENTERPRISES INC CL A	Publicly-traded stock		1,191,681
NV5 GLOBAL INC	Publicly-traded stock		464,912
OAK VALLEY BANCORP	Publicly-traded stock		278,551
OCEANFIRST FINANCIAL CORP	Publicly-traded stock		60,274
ODP CORP/THE	Publicly-traded stock		223,367
OFG BANCORP	Publicly-traded stock		42,296
O-I GLASS INC	Publicly-traded stock		359,339
OIL STATES INTERNATIONAL INC	Publicly-traded stock		285,069
OIL-DRI CORP OF AMERICA	Publicly-traded stock		680,125
OLD NATIONAL BANCORP (IND)	Publicly-traded stock		463,215
OLD REPUBLIC INTL CORP	Publicly-traded stock		98,245
OLD SECOND BANCORP	Publicly-traded stock		182,204
OLIN CORP	Publicly-traded stock		5,420,303
OLO INC	Publicly-traded stock		2,068,548
OLYMPIC STEEL INC	Publicly-traded stock		239,888
OMNIAB INC	Publicly-traded stock		956,303
OMNIAB INC—12.5 EARNOUT	Publicly-traded stock		195,832
OMNIAB INC—15.00 EARNOUT	Publicly-traded stock		162,377
OMNICELL INC	Publicly-traded stock		94,129
ON24 INC	Publicly-traded stock		1,466
ONEMAIN HOLDINGS INC	Publicly-traded stock		1,303
ONESPAN INC	Publicly-traded stock		304,472
ONESPAWORLD HOLDINGS LTD	Publicly-traded stock		97,546
ONEWATER MARINE CL A	Publicly-traded stock		1,333,955
ONITY GROUP INC	Publicly-traded stock		22,971
OOMA INC	Publicly-traded stock		143,161
OP BANCORP	Publicly-traded stock		67,521
OPENDOOR TECHNOLOGIES INC	Publicly-traded stock		97,903
OPENLANE INC	Publicly-traded stock		38,018
OPKO HEALTH INC	Publicly-traded stock		67,999
OPORTUN FIN CORP	Publicly-traded stock		110,446
OPPENHEIMER HLDGS CL A NON-VTG	Publicly-traded stock		665,652
OPTIMIZERX CORP	Publicly-traded stock		242,509
OPTION CARE HEALTH INC	Publicly-traded stock		55,465
ORASURE TECHNOLOGIES INC	Publicly-traded stock		156,508

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
ORGANOGENESIS HOLDINGS INC CL A	Publicly-traded stock		20,534
ORIC PHARMACEUTICALS INC	Publicly-traded stock		384,934
ORIGIN BANCORP INC	Publicly-traded stock		116,437
ORION GROUP HOLDINGS INC	Publicly-traded stock		93,696
ORION SA	Publicly-traded stock		19,231
ORMAT TECHNOLOGIES INC	Publicly-traded stock		233,862
ORRSTOWN FINANCIAL SERVICES	Publicly-traded stock		79,684
ORTHOFIX MEDICAL INC	Publicly-traded stock		140,452
ORTHOPEDIATRICS CORP	Publicly-traded stock		347,607
OSCAR HEALTH INC—CLASS A	Publicly-traded stock		153,542
OSHKOSH CORP	Publicly-traded stock		193,771
OSI SYSTEMS INC	Publicly-traded stock		94,598
OUTBRAIN INC	Publicly-traded stock		155,931
OVINTIV INC	Publicly-traded stock		783,282
OWENS AND MINOR INC	Publicly-traded stock		502,290
OXFORD INDUSTRIES	Publicly-traded stock		23,615
PACIFIC BIOSCIENES OF CALI INC	Publicly-traded stock		2,516,468
PACIFIC PREMIER BANCORP INC	Publicly-traded stock		347,557
PACIRA BIOSCIENCES INC	Publicly-traded stock		261,471
PACTIV EVERGREEN INC	Publicly-traded stock		40,260
PAMT CORP	Publicly-traded stock		737,732
PANGAEA LOGISTICS SOLUTIONS LTD	Publicly-traded stock		211,611
PAR PACIFIC HOLDINGS INC	Publicly-traded stock		434,060
PARAMOUNT GLOBAL CL A	Publicly-traded stock		69,566
PARAMOUNT GLOBAL CL B	Publicly-traded stock		86,066
PARK AEROSPACE CORP	Publicly-traded stock		84,589
PARK NATIONAL CORP	Publicly-traded stock		64,425
PARK OHIO HLDGS CORP	Publicly-traded stock		2,307,800
PARKE BANCORP INC	Publicly-traded stock		104,396
PATHWARD FINANCIAL INC	Publicly-traded stock		359,660
PATRICK INDUSTRIES INC	Publicly-traded stock		134,030
PATTERSON COMPANIES INC	Publicly-traded stock		76,789
PATTERSON-UTI ENERGY INC	Publicly-traded stock		491,514
PAYCOR HCM INC	Publicly-traded stock		932,988
PAYSAFE LTD	Publicly-traded stock		661,237
PBF ENERGY INC CL A	Publicly-traded stock		640,720
PC CONNECTION INC	Publicly-traded stock		184,363
PCB BANCORP	Publicly-traded stock		199,352
PDL BIOPHARMA INC	Publicly-traded stock		914,993

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
PEABODY ENERGY CORP	Publicly-traded stock		621,906
PEAPACK GLADSTONE FINL CORP	Publicly-traded stock		93,995
PEDIATRIX MEDICAL GROUP INC	Publicly-traded stock		1
PENGUIN SOLUTIONS INC	Publicly-traded stock		858,247
PENN ENTERTAINMENT INC	Publicly-traded stock		226,754
PENNS WOODS BANCORP INC	Publicly-traded stock		357,730
PENNYMAC FINANCIAL SERVICES INC	Publicly-traded stock		110,131
PENSKE AUTOMOTIVE GROUP INC	Publicly-traded stock		736,987
PEOPLES BANCORP INC	Publicly-traded stock		34,158
PEOPLES BANCORP OF NC	Publicly-traded stock		1,414,945
PEOPLES FINANCIAL SERV CORP	Publicly-traded stock		1,522,266
PEPGEN INC	Publicly-traded stock		406,044
PERDOCEO EDUCATION CORP	Publicly-traded stock		10,938
PERFORMANCE FOOD GROUP CO	Publicly-traded stock		112,084
PERFORMANT HEALTHCARE INC	Publicly-traded stock		19,556
PERIMETER SOLUTIONS INC	Publicly-traded stock		741,584
PERMA PIPE INTERNATIONL HOLDINGS INC	Publicly-traded stock		1,454,852
PERMIAN RESOURCES CORP CL A	Publicly-traded stock		18,652
PERRIGO CO PLC	Publicly-traded stock		137,973
PERSONALIS INC	Publicly-traded stock		24,907
PETCO HEALTH AND WELLNESS CO INC	Publicly-traded stock		2,264,677
PETMED EXPRESS INC	Publicly-traded stock		1,030,971
PHIBRO ANIMAL HEALTH CORP CL A	Publicly-traded stock		12,676
PHINIA INC	Publicly-traded stock		94,355
PHOTRONIC INC	Publicly-traded stock		18,215
PHX MINERALS INC A	Publicly-traded stock		90,846
PILGRIM’S PRIDE CORP NEW	Publicly-traded stock		544,032
PINNACLE FINL PARTNERS INC	Publicly-traded stock		465,828
PLANET LABS PBC A	Publicly-traded stock		49,020
PLAYA HOTELS & RESORTS NV	Publicly-traded stock		672,317
PLAYSTUDIOS INC A	Publicly-traded stock		1,742,274
PLEXUS CORP	Publicly-traded stock		78,481
POLARIS INC	Publicly-traded stock		571,616
PONCE FINANCIAL GROUP INC	Publicly-traded stock		6,601
POPULAR INC	Publicly-traded stock		5,427,978
PORTILLO’S INC.	Publicly-traded stock		312,012
POST HOLDINGS INC	Publicly-traded stock		127,621
PRA GROUP INC	Publicly-traded stock		1,461,504
PREFERRED BANK LOS ANGELES	Publicly-traded stock		59,577

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
PREFORMED LINE PRODUCTS CO	Publicly-traded stock		1,902,783
PREMIER FINANCIAL CORP	Publicly-traded stock		258,368
PREMIER INC	Publicly-traded stock		367,979
PRESTIGE CONSUMER HEALTHCARE INC	Publicly-traded stock		260,564
PRICESMART INC	Publicly-traded stock		318,142
PRIMEENERGY RESOURCES CORP	Publicly-traded stock		584,484
PRIMIS FINANCIAL CORP	Publicly-traded stock		4,148,687
PRIMORIS SVCS CORP	Publicly-traded stock		542,697
PRINCETON BANCORP INC	Publicly-traded stock		119,018
PROASSURANCE CORPORATION	Publicly-traded stock		129,216
PROPETRO HOLDING CORP	Publicly-traded stock		1,247,688
PROSPERITY BANCSHARES INC	Publicly-traded stock		39,044
PROTECH HOME MEDICAL CORP	Publicly-traded stock		244,489
PROTO LABS INC	Publicly-traded stock		368,367
PROVIDENT BANCORP INC	Publicly-traded stock		1,625,073
PROVIDENT FINANCIAL HLDGS INC	Publicly-traded stock		14,841
PROVIDENT FINANCIAL SVCS INC	Publicly-traded stock		332,148
PUBMATIC INC CL A	Publicly-traded stock		47,435
PUMA BIOTECHNOLOGY INC	Publicly-traded stock		18,535
PVH CORP	Publicly-traded stock		754,762
PYXIS ONCOLOGY INC	Publicly-traded stock		88,155
QCR HOLDINGS INC	Publicly-traded stock		34,486
QUAD/GRAPHICS INC CL A	Publicly-traded stock		1,941,887
QUAKER HOUGHTON	Publicly-traded stock		8,217
QUANEX BUILDING PRODUCTS	Publicly-traded stock		524,241
QUANTERIX CORP	Publicly-traded stock		83,612
QUEST RESOURCE HOLDING CORP	Publicly-traded stock		285,321
QUIDELORTHO CORP	Publicly-traded stock		247,733
RADIAN GROUP INC	Publicly-traded stock		57,115
RADIANT LOGISTICS INC	Publicly-traded stock		19,559
RADIUS RECYCLING INC A	Publicly-traded stock		480,472
RAFAEL HOLDINGS INC	Publicly-traded stock		990,520
RAMACO RESOURCES INC	Publicly-traded stock		131,601
RAMACO RESOURCES INC-B	Publicly-traded stock		180,829
RANGE RESOURCES CORP	Publicly-traded stock		2,942
RANGER ENERGY SERVICES INC CL A	Publicly-traded stock		96,618
RANPAK HOLDINGS CORP A	Publicly-traded stock		5,632
RAYONIER ADVANCED MATERIALS	Publicly-traded stock		1,395,556
RBB BANCORP	Publicly-traded stock		82,323

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
RCI HOSPITALITY HOLDINGS INC	Publicly-traded stock		68,917
RE/MAX HOLDINGS INC CL A	Publicly-traded stock		214,030
RED RIVER BANCSHARES INC	Publicly-traded stock		119,621
REGAL REXNORD CORP	Publicly-traded stock		122,181
REGENXBIO INC	Publicly-traded stock		94,558
REGIONAL MANAGEMENT CORP	Publicly-traded stock		33,036
REINSURANCE GROUP OF AMERICA	Publicly-traded stock		1,708,912
RELAY THERAPEUTICS INC	Publicly-traded stock		101,889
RENAISSANCERE HLDGS LTD	Publicly-traded stock		132,284
RENASANT CORP	Publicly-traded stock		434,096
REPAY HOLDINGS CORP	Publicly-traded stock		87,740
REPUBLIC BANCORP INC KY CL A	Publicly-traded stock		3,146,451
RESIDEO TECHNOLOGIES INC	Publicly-traded stock		690,762
RESOLUTE FOREST PRODUCTS INC US CVR RT	Publicly-traded stock		191,284
RESOURCES CONNECTION INC	Publicly-traded stock		397,421
REV GROUP INC	Publicly-traded stock		3,405,914
REVVITY INC	Publicly-traded stock		132,079
REX AMERICAN RESOURCES CORP	Publicly-traded stock		468,362
REYNOLDS CONSUMER PRODUCTS INC	Publicly-traded stock		393,254
RF INDUSTRIES LTD	Publicly-traded stock		625,239
RIBBON COMMUNICATIONS INC	Publicly-traded stock		269,901
RICHARDSON ELECTRONICS LTD	Publicly-traded stock		370,951
RICHMOND MUTUAL BANCORPORATION INC	Publicly-traded stock		825
RILEY EXPLORATION PERMIAN INC	Publicly-traded stock		255,412
RIOT PLATFORMS INC	Publicly-traded stock		72,774
RIVERVIEW BANCORP INC	Publicly-traded stock		9,580
RMR GROUP INC W/I CL A	Publicly-traded stock		102,719
ROCKY BRANDS INC	Publicly-traded stock		257,047
ROGERS CORP	Publicly-traded stock		43,945
ROOT INC	Publicly-traded stock		51,125
ROYAL CARIBBEAN CRUISES LTD	Publicly-traded stock		75,354
RPC INC	Publicly-traded stock		346,490
RUSH ENTERPRISES INC CL A	Publicly-traded stock		93,641
RUSH ENTERPRISES INC CL B	Publicly-traded stock		2,759,744
RYDER SYSTEM INC	Publicly-traded stock		349,426
RYERSON HOLDING CORP	Publicly-traded stock		1,038,161
S & T BANCORP	Publicly-traded stock		249,934
SAFETY INSURANCE GROUP INC	Publicly-traded stock		1,416,289
SAGA COMMUNICATIONS INC CL A	Publicly-traded stock		234,633

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
SAGE THERAPEUTICS INC	Publicly-traded stock		462,042
SALLY BEAUTY HLDGS INC	Publicly-traded stock		268,954
SANDRIDGE ENERGY INC	Publicly-traded stock		1,268
SANDY SPRING BANCORP INC	Publicly-traded stock		89,427
SANFILIPPO (JOHN B) & SON INC.	Publicly-traded stock		120,008
SANMINA CORP	Publicly-traded stock		157,570
SCANSOURCE INC	Publicly-traded stock		479,525
SCHNEIDER NATIONAL INC CL B	Publicly-traded stock		54,792
SCHOLASTIC CORP	Publicly-traded stock		1,509,617
SCORPIO TANKERS INC	Publicly-traded stock		489,969
SCRIPPS (EW) CO CL A	Publicly-traded stock		746,172
SEABOARD CORP	Publicly-traded stock		259,032
SEACOAST BANKING CORP FLORIDA	Publicly-traded stock		926,719
SEACOR MARINE HOLDINGS INC	Publicly-traded stock		61,847
SEADRILL LTD	Publicly-traded stock		527,236
SEAPORT ENTERTAINMENT GROUP INC	Publicly-traded stock		526,924
SECUREWORKS CORP	Publicly-traded stock		54,218
SECURITY NATL FINL CORP CL A	Publicly-traded stock		665,197
SEER INC	Publicly-traded stock		126,250
SELECT MEDICAL HLDGS CORP	Publicly-traded stock		12,986
SELECT WATER SOLUTIONS INC CL A	Publicly-traded stock		16,613
SELECTQUOTE INC	Publicly-traded stock		27,988
SEMLER SCIENTIFIC INC	Publicly-traded stock		317,792
SENECA FOODS CORP CL A	Publicly-traded stock		405,687
SENSATA TECHNOLOGIES HOLDING PLC	Publicly-traded stock		23,205
SENSIENT TECHNOLOGIES CORP	Publicly-traded stock		77,328
SENSUS HEALTHCARE INC	Publicly-traded stock		185,627
SERVICE CORP INTERNATIONAL INC	Publicly-traded stock		805,012
SFL CORP LTD	Publicly-traded stock		279,482
SHATTUCK LABS INC	Publicly-traded stock		32,455
SHENANDOAH TELECOM CO	Publicly-traded stock		2,107,647
SHOE CARNIVAL	Publicly-traded stock		426,409
SHORE BANCSHARES INC	Publicly-traded stock		4,626
SHUTTERSTOCK INC	Publicly-traded stock		199,389
SIERRA BANCORP	Publicly-traded stock		363,913
SIGA TECHNOLOGIES INC	Publicly-traded stock		160,085
SIGMATRON INTERNATIONAL INC	Publicly-traded stock		93,417
SIGNET JEWELERS LTD	Publicly-traded stock		175,400
SILGAN HOLDINGS INC	Publicly-traded stock		34,906

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
SIMMONS 1ST NATL CORP CL A	Publicly-traded stock		1,068
SIMPLY GOOD FOODS CO	Publicly-traded stock		787,084
SIMULATIONS PLUS INC	Publicly-traded stock		856,847
SINCLAIR INC CL A	Publicly-traded stock		854,529
SIRIUS XM HOLDINGS INC	Publicly-traded stock		3,476,704
SIRIUSPOINT LTD	Publicly-traded stock		30,623
SITIO ROYALTIES CORP	Publicly-traded stock		151,425
SKECHERS USA INC CL A	Publicly-traded stock		711,360
SKYWARD SPECIALTY INSURANCE GROUP INC	Publicly-traded stock		801,553
SKYWEST INC	Publicly-traded stock		193,699
SLM CORP	Publicly-traded stock		319,793
SM ENERGY CO	Publicly-traded stock		25,118
SMART SAND INC	Publicly-traded stock		1,665,663
SMARTFINANCIAL INC	Publicly-traded stock		156,434
SMARTRENT INC	Publicly-traded stock		1,406,872
SMITH & WESSON BRANDS INC	Publicly-traded stock		4,246
SOFI TECHNOLOGIES INC	Publicly-traded stock		157,502
SOLARIS ENERGY INFRASTRUCTURE INC CL A	Publicly-traded stock		25,342
SOLARWINDS CORP	Publicly-traded stock		192,207
SOLID BIOSCIENCES INC	Publicly-traded stock		155,247
SOLID POWER INC	Publicly-traded stock		132,446
SOLO BRANDS INC A	Publicly-traded stock		493,235
SONIC AUTOMOTIVE INC CL A	Publicly-traded stock		9,836
SONOCO PRODUCTS CO	Publicly-traded stock		53,368
SONOS INC	Publicly-traded stock		18,918
SOUNDTHINKING INC	Publicly-traded stock		565,589
SOUTH PLAINS FINANCIAL INC	Publicly-traded stock		750,043
SOUTHERN FIRST BANCSHARES INC	Publicly-traded stock		152,084
SOUTHERN MISSOURI BANCORP INC	Publicly-traded stock		27,570
SOUTHERN STS BANCSHARES INC	Publicly-traded stock		143,240
SOUTHSIDE BANCSHARES INC	Publicly-traded stock		107,444
SOUTHSTATE CORP	Publicly-traded stock		148,703
SPAR GROUP INC	Publicly-traded stock		18,787
SPARTANNASH CO	Publicly-traded stock		222,765
SPECTRUM BRANDS HOLDINGS INC	Publicly-traded stock		2,120,715
SPHERE ENTERTAINMENT CO	Publicly-traded stock		12,426
SPOK HOLDINGS INC	Publicly-traded stock		270,422
SPORTSMANS WHSE HLDGS INC	Publicly-traded stock		598,865
STANDARD MOTOR PRODUCTS INC	Publicly-traded stock		4,950,248

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
STANDEX INTL CORP	Publicly-traded stock		70,267
STANLEY BLACK & DECKER INC	Publicly-traded stock		45,158
STAR HOLDINGS	Publicly-traded stock		299,484
STEELCASE INC CLASS A	Publicly-traded stock		319,005
STELLAR BANCORP INC	Publicly-traded stock		1,677,098
STEPAN CO	Publicly-traded stock		19,586
STERLING BANCORP INC/MI	Publicly-traded stock		367,236
STEWART INFORMATION SERVICES	Publicly-traded stock		203,411
STIFEL FINANCIAL CORP	Publicly-traded stock		341,810
STITCH FIX	Publicly-traded stock		17,093
STOCK YARDS BANCORP INC	Publicly-traded stock		637,915
STONERIDGE INC	Publicly-traded stock		4,820,063
STONEX GROUP INC	Publicly-traded stock		80,476
STRATASYS LTD	Publicly-traded stock		89,011
STRATEGIC EDUCATION INC	Publicly-traded stock		65,390
STRATTEC SEC CORP	Publicly-traded stock		497,884
STRATUS PROPERTIES INC	Publicly-traded stock		23,336
STRIDE INC	Publicly-traded stock		665,991
STURM RUGER & CO INC	Publicly-traded stock		55,002
SUMMIT MATERIALS INC CL A	Publicly-traded stock		57,256
SUN COUNTRY AIRLINES HOLDINGS INC	Publicly-traded stock		1,423,425
SUNCOKE ENERGY INC	Publicly-traded stock		84,287
SUNNOVA ENERGY INTERNATIONAL INC	Publicly-traded stock		4,352
SUNRISE COMMUNICAT-CL A ADS UNSPON ADR	Publicly-traded stock		226,909
SUNRUN INC	Publicly-traded stock		338,323
SUPERIOR GROUP OF COS INC	Publicly-traded stock		115,896
SUPERNUS PHARMACEUTICALS INC	Publicly-traded stock		471,726
SURGERY PARTNERS INC	Publicly-traded stock		285,631
SYLVAMO CORP	Publicly-traded stock		104,106
SYNAPTICS INC	Publicly-traded stock		448,022
SYNOVUS FINANCIAL CORP.	Publicly-traded stock		471,752
TACTILE SYSTEMS TECHNOLOGY INC	Publicly-traded stock		92,374
TALOS ENERGY INC	Publicly-traded stock		162,180
TANGO THERAPEUTICS INC	Publicly-traded stock		5,757,945
TAYLOR DEVICES INC	Publicly-traded stock		70,370
TAYLOR MORRISON HOME CORP	Publicly-traded stock		427,308
TD SYNNEX CORP	Publicly-traded stock		12,484
TECHTARGET INC	Publicly-traded stock		22,433
TEEKAY CORP LTD	Publicly-traded stock		2,288,519

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
TEEKAY TANKERS LTD CL A	Publicly-traded stock		5,109,538
TEGNA INC	Publicly-traded stock		18,829
TEJON RANCH CO	Publicly-traded stock		204,691
TELADOC HEALTH INC	Publicly-traded stock		481,857
TELEPHONE & DATA SYSTEMS INC	Publicly-traded stock		919,347
TELOS CORP	Publicly-traded stock		189,830
TENAYA THERAPEUTICS INC	Publicly-traded stock		384,071
TENET HEALTHCARE CORP	Publicly-traded stock		1,118,092
TENNANT CO	Publicly-traded stock		31,071
TEREX CORP	Publicly-traded stock		2,889
TERNS PHARMACEUTICALS INC	Publicly-traded stock		1,177,347
TERRITORIAL BANCORP INC	Publicly-traded stock		47,043
TETRA TECHNOLOGIES INC	Publicly-traded stock		625,033
TEXAS CAPITAL BANCSHARES INC	Publicly-traded stock		79,471
TFS FINANCIAL CORP	Publicly-traded stock		27,030
THE CAMPBELL’S COMPANY	Publicly-traded stock		104,421
THE SHYFT GROUP INC	Publicly-traded stock		1,368,813
THERMON GROUP HOLDINGS INC	Publicly-traded stock		103,432
THIRD COAST BANCSHARES INC	Publicly-traded stock		551,308
THIRD HARMONICS BIO INC	Publicly-traded stock		53,088
THOR INDUSTRIES INC	Publicly-traded stock		372,284
THRYV HOLDINGS INC	Publicly-traded stock		68,511
TIDEWATER INC	Publicly-traded stock		9,806
TILE SHOP HLDGS INC	Publicly-traded stock		1,314,481
TILLY’S INC	Publicly-traded stock		64,750
TIMBERLAND BANCORP INC	Publicly-traded stock		1,678,175
TIMKEN CO	Publicly-traded stock		81,843
TIPTREE INC	Publicly-traded stock		45,377
TITAN INTERNATIONAL INC	Publicly-traded stock		79,357
TITAN MACHINERY INC	Publicly-traded stock		439,354
TOMPKINS FINANCIAL CORP	Publicly-traded stock		291,122
TOOTSIE ROLL INDUSTRIES INC	Publicly-traded stock		148,226
TOPGOLF CALLAWAY BRANDS CORP	Publicly-traded stock		147,602
TOWNE BANK	Publicly-traded stock		167,404
TRAEGER INC	Publicly-traded stock		124,277
TRANSOCEAN LTD	Publicly-traded stock		343,199
TREDEGAR CORP	Publicly-traded stock		756,575
TREEHOUSE FOODS INC	Publicly-traded stock		32,681
TRI POINTE HOMES INC	Publicly-traded stock		756,578

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
TRICO BANCSHARES	Publicly-traded stock		99,364
TRIMAS CORP	Publicly-traded stock		673,266
TRIMBLE INC	Publicly-traded stock		1,273,379
TRINITY INDUSTRIES INC	Publicly-traded stock		336,665
TRIPADVISOR INC	Publicly-traded stock		256,793
TRIUMPH FINANCIAL INC	Publicly-traded stock		3,229,515
TRONOX HOLDINGS PLC	Publicly-traded stock		1,060,231
TRUBRIDGE INC	Publicly-traded stock		193,517
TRUEBLUE INC	Publicly-traded stock		240,196
TRUECAR INC	Publicly-traded stock		517,538
TRUSTCO BANK CORP NY	Publicly-traded stock		75,015
TRUSTMARK CORP	Publicly-traded stock		120,422
TSCAN THERAPEUTICS INC	Publicly-traded stock		133,612
TTM TECHNOLOGIES INC	Publicly-traded stock		265,148
TUTOR PERINI CORP	Publicly-traded stock		709,027
TWILIO INC CLASS A	Publicly-traded stock		10,959
TWIN DISC INC	Publicly-traded stock		1,006,261
UFP INDUSTRIES INC	Publicly-traded stock		516,331
U-HAUL HOLDING CO	Publicly-traded stock		154,446
ULTRA CLEAN HOLDINGS INC	Publicly-traded stock		41,713
ULTRALIFE CORP	Publicly-traded stock		1,352,363
UMB FINANCIAL CORP	Publicly-traded stock		1,527,281
UNDER ARMOUR INC CL A	Publicly-traded stock		593,894
UNDER ARMOUR INC CL C	Publicly-traded stock		42,890
UNIFI INC	Publicly-traded stock		963,034
UNIFIRST CORP	Publicly-traded stock		418,827
UNITED BANKSHARES INC. W VA.	Publicly-traded stock		368,554
UNITED COMMUNITY BANKS GA	Publicly-traded stock		47,500
UNITED FIRE GROUP INC	Publicly-traded stock		598,815
UNITED NATURAL FOODS INC	Publicly-traded stock		1,220,000
UNITED STATES CELLULAR CORP	Publicly-traded stock		1,104,356
UNITED STATES STEEL CORP	Publicly-traded stock		264,272
UNITY BANCORP INC	Publicly-traded stock		512,882
UNIVERSAL CORP	Publicly-traded stock		1,159,567
UNIVERSAL ELECTRONICS INC	Publicly-traded stock		1,838,451
UNIVERSAL HEALTH SVCS INC CL B	Publicly-traded stock		180,240
UNIVERSAL INSURANCE HLDGS INC	Publicly-traded stock		515,990
UNIVERSAL LOGISTICS HOLDINGS INC	Publicly-traded stock		63,866
UNIVERSAL STAINLESS & ALLOY	Publicly-traded stock		1,195,296

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
UNIVERSAL TECH INST INC	Publicly-traded stock		263,060
UNIVEST FINANCIAL CORP	Publicly-traded stock		348,914
UNREAL INDIA CAP GAIN TAX	Publicly-traded stock		22,235
UNUM GROUP	Publicly-traded stock		156,882
UPBOUND GROUP INC	Publicly-traded stock		364,419
URBAN ONE INC CL D NON-VTG	Publicly-traded stock		3,343,679
URBAN OUTFITTERS	Publicly-traded stock		210,257
US FOODS HOLDING CORP	Publicly-traded stock		6,631
US PHYSICAL THERAPY INC	Publicly-traded stock		6,004
USANA HEALTH SCIENCES INC	Publicly-traded stock		1,047,604
UTAH MEDICAL PRODUCTS INC	Publicly-traded stock		5,293,519
UTZ BRANDS INC A	Publicly-traded stock		52,694
V2X INC	Publicly-traded stock		125,041
VAALCO ENERGY INC	Publicly-traded stock		47,947
VALARIS LTD	Publicly-traded stock		41,577
VALLEY NATL BANCORP	Publicly-traded stock		263,017
VANDA PHARMACEUTICALS INC	Publicly-traded stock		110,273
VAREX IMAGING CORP	Publicly-traded stock		498,673
VEECO INSTRUMENT	Publicly-traded stock		1,354,995
VELOCITY FINANCIAL INC	Publicly-traded stock		127,907
VENTYX BIOSCIENCES INC	Publicly-traded stock		238,765
VERA BRADLEY INC	Publicly-traded stock		101,250
VERACYTE INC	Publicly-traded stock		37,125
VERINT SYSTEMS INC	Publicly-traded stock		25,932
VERITEX HOLDINGS INC	Publicly-traded stock		49,691
VERVE THERAPEUTICS INC	Publicly-traded stock		852,232
VESTIS	Publicly-traded stock		256,959
VIASAT INC	Publicly-traded stock		370,978
VIATRIS INC	Publicly-traded stock		73,743
VIAVI SOLUTIONS INC	Publicly-traded stock		236,982
VILLAGE SUPER MKT INC CL A NEW	Publicly-traded stock		91,644
VIMEO INC	Publicly-traded stock		2,869,638
VIR BIOTECHNOLOGY INC	Publicly-traded stock		197,273
VIRCO MANUFACTURING CORP	Publicly-traded stock		144,366
VIRGINIA NATIONAL BANK CORP	Publicly-traded stock		140,051
VIRTRA INC	Publicly-traded stock		159,880
VIRTUS INVESTMENT PARTNERS	Publicly-traded stock		44,157
VISHAY INTERTECHNOLOGY INC	Publicly-traded stock		27,237
VISHAY PRECISION GROUP INC	Publicly-traded stock		25,016

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
VISTEON CORP	Publicly-traded stock		304,621
VITAL ENERGY INC	Publicly-traded stock		788,354
VITESSE ENERGY INC	Publicly-traded stock		132,911
VOXX INTERNATIONAL CORP	Publicly-traded stock		367,212
VOYA FINANCIAL INC	Publicly-traded stock		249,803
VOYAGER THERAPEUTICS INC	Publicly-traded stock		199,025
VSE CORP	Publicly-traded stock		67,335
WABASH NATIONAL CORP	Publicly-traded stock		465,773
WAFD INC	Publicly-traded stock		77,821
WALKER & DUNLOP INC	Publicly-traded stock		512,304
WARRIOR MET COAL INC	Publicly-traded stock		232,129
WASHINGTON TR BANCORP INC	Publicly-traded stock		895,144
WATERSTONE FINANCIAL INC	Publicly-traded stock		555,361
WEBSTER FINANCIAL	Publicly-traded stock		862,741
WEIS MARKETS INC	Publicly-traded stock		178,476
WEREWOLF THERAPEUTICS INC	Publicly-traded stock		140,408
WERNER ENTERPRISES INC	Publicly-traded stock		2,191,130
WESBANCO INC	Publicly-traded stock		664,536
WESCO INTERNATIONAL INC	Publicly-traded stock		9,163
WEST BANCORPORATION INC	Publicly-traded stock		592,824
WESTAMERICA BANCORPORATION	Publicly-traded stock		631,634
WESTERN ALLIANCE BANCORP	Publicly-traded stock		2,351,756
WESTERN NEW ENGLAND BANCORP INC	Publicly-traded stock		98,681
WESTWOOD HOLDINGS GROUP INC	Publicly-traded stock		98,677
WEYCO GROUP INC	Publicly-traded stock		1,213,168
WHIRLPOOL CORP	Publicly-traded stock		87,970
WHITE MOUNTAINS INS GROUP LTD	Publicly-traded stock		35,375
WIDEOPENWEST INC	Publicly-traded stock		119,522
WIDEPOINT CORP	Publicly-traded stock		468,452
WILEY (JOHN) & SONS INC CL A	Publicly-traded stock		1,316,806
WILEY (JOHN) & SONS INC CL B	Publicly-traded stock		38,881
WILLAMETTE VALLEY VINEYARD INC	Publicly-traded stock		9,191
WILLDAN GROUP	Publicly-traded stock		403,487
WILLIS LEASE FINANCE CORP	Publicly-traded stock		9,461
WILLSCOT HOLDINGS CORP	Publicly-traded stock		1,461
WINNEBAGO INDUSTRIES INC	Publicly-traded stock		75,228
WINTRUST FINANCIAL CORP	Publicly-traded stock		342,250
WOLFSPEED INC	Publicly-traded stock		1,755,456
WORLD ACCEPTANCE CORP	Publicly-traded stock		528,972

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
WORLD KINECT CORP	Publicly-traded stock		2,045,244
WORTHINGTON ENTERPRISES INC	Publicly-traded stock		18,601
WORTHINGTON STEEL INC	Publicly-traded stock		96,249
WSFS FINANCIAL CORP	Publicly-traded stock		647,200
XENCOR INC	Publicly-traded stock		551,272
XEROX HOLDINGS CORP	Publicly-traded stock		470,491
XPERI INC	Publicly-traded stock		1,047,139
YELP INC	Publicly-traded stock		154,701
ZAGG INC CVR RT	Publicly-traded stock		463,760
ZEBRA TECHNOLOGIES CORP CL A	Publicly-traded stock		114,849
ZIFF DAVIS INC	Publicly-traded stock		247,757
ZIONS BANCORP	Publicly-traded stock		5,372,320
ZOOMINFO TECHNOLOGIES INC	Publicly-traded stock		571,874
ZUMIEZ INC	Publicly-traded stock		32,727
ZYMEWORKS DELAWARE INC	Publicly-traded stock		2,184,593
ZOOMINFO TECHNOLOGIES INC	Publicly-traded stock		148,475
ZUMIEZ INC	Publicly-traded stock		174,735
ZYMEWORKS DELAWARE INC	Publicly-traded stock		170,907
Common Collective Trusts
SPARTAN SMALL - MID CAP V	Common collective trust		268,561,573
FID BANK TRST ST INV FUND	Common collective trust		4,758,655

SMID Cap Value Account Total			1,075,020,553

PIMCO Total Return Account
Mutual Funds
HIGH YIELD PORTFOLIO INSTL CL	Mutual fund		17,640,216
PIMCO ASSET BACK SECS PORT-UNL	Mutual fund		377,815,699
PIMCO EMMERG MKTS FD INST CL	Mutual fund		70,322,989
PIMCO INTL PORT FUND(UNLISTED)	Mutual fund		98,740,072
PIMCO INV GRD CORP PORT(UNLST)	Mutual fund		399,422,397
PIMCO MTG PORT INSTL CL(UNLST)	Mutual fund		194,941,090
PIMCO MUNI SECTR PORT INSTL CL	Mutual fund		18,416,709
PIMCO REAL RETRN BD FD INST CL	Mutual fund		80,193,585
PIMCO SHORT TM FLT NAV PORT II	Mutual fund		59,791,311
PIMCO US GOVT SECTOR PORT INST	Mutual fund		200,849,973
Common Collective Trusts
SSBK GOVT STIF FUND	Common collective trust		601,217

PIMCO Total Return Account Total			1,518,735,258

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
International Growth Account
Currency
AUSTRALIAN DOLLAR CURRENCY	Currency		70
BRAZILIAN REAL	Currency		(6,794)
BRITISH POUND STERLING CURRENCY	Currency		1,169,546
CANADIAN DOLLAR	Currency		74,828
DANISH KRONE	Currency		1,477
EURO MONETARY UNIT.	Currency		174,746
HONG KONG DOLLAR	Currency		609
INDIAN RUPEE	Currency		105,464
JAPANESE YEN	Currency		98
SWEDISH KRONA CURRENCY	Currency		28,473
SWISS FRANC	Currency		6,955
TAIWAN DOLLAR	Currency		62
Publicly-traded Common Stock
ACCENTURE PLC CL A	Publicly-traded stock		7,813,608
ACCOR SA	Publicly-traded stock		6,690,522
ACCTON TECHNOLOGY CORP	Publicly-traded stock		7,612,861
ADIDAS AG	Publicly-traded stock		5,109,621
ADVANCED INFO SERVICE NVDR	Publicly-traded stock		2,008,624
ADVANTEST CORP	Publicly-traded stock		5,161,800
AIA GROUP LTD	Publicly-traded stock		14,103,543
AIR LIQUIDE SA	Publicly-traded stock		7,199,306
AIR LIQUIDE SA (INTERIM)	Publicly-traded stock		6,937,445
AIR LIQUIDE SA(PRIME FIDE)(UNL)	Publicly-traded stock		6,549,449
AIRBUS SE	Publicly-traded stock		4,737,077
AL RAJHI BANK (HSBC) (ELN) 9/30/26	Publicly-traded stock		3,517,551
ALCON INC	Publicly-traded stock		16,812,422
ALLEGION PLC	Publicly-traded stock		13,346,610
AMADEUS IT GROUP SA	Publicly-traded stock		11,553,985
AMDOCS LTD	Publicly-traded stock		6,655,820
AON PLC	Publicly-traded stock		17,156,714
ARGENX SE	Publicly-traded stock		3,915,513
ASHTEAD GROUP PLC	Publicly-traded stock		9,329,741
ASML HOLDING NV	Publicly-traded stock		28,838,348
ASSA ABLOY AB SER B	Publicly-traded stock		3,458,326
ASTRAZENECA PLC	Publicly-traded stock		7,476,994
AXIS BANK LTD SPON GDR REGS	Publicly-traded stock		3,607,227
BANK CENTRAL ASIA	Publicly-traded stock		1,950,569

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
BANK MANDIRI (PERSERO) PT	Publicly-traded stock		1,858,388
BBB FOODS INC	Publicly-traded stock		1,287,306
BHARAT ELECTRONICS LTD (DEMAT)	Publicly-traded stock		5,767,719
BHARTI AIRTEL LIMITED	Publicly-traded stock		3,043,870
BUNZL PLC	Publicly-traded stock		9,629,459
BUREAU VERITAS SA	Publicly-traded stock		4,202,644
CANADIAN NATL RAILWAY CO	Publicly-traded stock		12,897,455
CAPGEMINI SA (FF40)	Publicly-traded stock		3,803,893
CAPITEC BANK HOLDINGS LIMITED	Publicly-traded stock		2,086,764
CELLNEX TELECOM SAU	Publicly-traded stock		1,630,186
CENTRAL DEPOSITORY SERVICES INDIA LTD	Publicly-traded stock		2,288,527
CHINA CONSTRUCTION BANK CORP H	Publicly-traded stock		5,606,742
CIE FINANCIERE RICHEMONT SA A	Publicly-traded stock		17,755,071
COMMONWEALTH BK OF AUSTRALIA	Publicly-traded stock		7,996,484
COMPASS GROUP PLC	Publicly-traded stock		8,748,931
CP ALL PCL NVDR	Publicly-traded stock		1,937,733
CREDICORP LTD	Publicly-traded stock		2,131,462
CTS EVENTIM AG & CO KGAA	Publicly-traded stock		7,918,874
CUMMINS INDIA LTD	Publicly-traded stock		1,551,622
DAIICHI SANKYO CO LTD	Publicly-traded stock		4,660,729
DASSAULT AVIATION SA	Publicly-traded stock		3,701,978
DAVIDE CAMPARI MILANO NV	Publicly-traded stock		7,223,957
DELTA ELECTRONICS IND CO LTD	Publicly-traded stock		3,294,033
DEUTSCHE BOERSE AG	Publicly-traded stock		13,141,169
DIAGEO PLC	Publicly-traded stock		13,233,862
DIPLOMA PLC	Publicly-traded stock		5,893,548
DIVIS LABORATORIES LTD	Publicly-traded stock		1,408,800
DIXON TECHNOLOGIES INDIA LTD	Publicly-traded stock		3,982,677
DLF LIMITED	Publicly-traded stock		1,631,159
DOLLARAMA INC	Publicly-traded stock		3,986,433
DR SULAIMAN AL HABIB MEDICAL (HSBC) (ELN) 05/29/25	Publicly-traded stock		1,727,594
DSV A/S	Publicly-traded stock		4,951,537
E INK HOLDINGS INC	Publicly-traded stock		5,604,578
EASTROC BEVERAGE GROUP CO LTD A (HSBC) (CWT) 04/21	Publicly-traded stock		3,276,330
ECLAT TEXTILE CO LTD	Publicly-traded stock		1,266,409
ELM CO (HSBC) (ELN) 02/10/25	Publicly-traded stock		2,965,697
EMAAR PROPERTIES	Publicly-traded stock		5,619,204
EMBRAER S A	Publicly-traded stock		6,847,015

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
EMBRAER S A SPON ADR	Publicly-traded stock		1,181,830
ERSTE GROUP BANK AG	Publicly-traded stock		6,803,740
ESSILORLUXOTTICA	Publicly-traded stock		23,126,312
FERRARI NV	Publicly-traded stock		4,035,185
FINECOBANK SPA	Publicly-traded stock		10,635,699
FLUTTER ENTERTAINMENT PLC	Publicly-traded stock		8,856,219
FUBON FINANCIAL HOLDING CO LTD	Publicly-traded stock		3,547,077
FUTURE CASH COLL MORGAN STANLEY	Publicly-traded stock		10,178,527
FUTURES CASH COLLATERAL	Publicly-traded stock		1,731,170
FUYAO GLASS IND GRP CO LTD	Publicly-traded stock		2,659,504
GALDERMA GROUP AG	Publicly-traded stock		3,781,970
GAMBOL PET GROUP CO LTD WT 06/26/2026	Publicly-traded stock		1,619,115
GAMUDA BHD	Publicly-traded stock		2,219,950
GEBERIT AG (REG)	Publicly-traded stock		8,960,067
GIANT BIOGENE HOLDING CO LTD	Publicly-traded stock		1,592,092
GLENCORE PLC	Publicly-traded stock		3,958,646
GLOBANT SA	Publicly-traded stock		3,385,692
GRAB HOLDINGS LTD CL A	Publicly-traded stock		9,346,903
GRUPO FIN GALICIA SPONS ADR	Publicly-traded stock		2,909,160
HALEON PLC	Publicly-traded stock		15,622,024
HANWHA AEROSPACE CO LTD	Publicly-traded stock		1,847,351
HD HYUNDAI ELECTRIC CO LTD	Publicly-traded stock		4,989,968
HD HYUNDAI HEAVY INDUSTRIES CO LTD	Publicly-traded stock		1,835,177
HDFC BANK LTD (DEMAT)	Publicly-traded stock		11,989,874
HDFC BANK LTD SPON ADR	Publicly-traded stock		10,466,526
HEINEKEN NV	Publicly-traded stock		3,495,877
HITACHI LTD	Publicly-traded stock		4,864,570
HON HAI PRECISION IND CO LTD	Publicly-traded stock		8,090,126
HOWDEN JOINERY GROUP PLC	Publicly-traded stock		10,854,186
ICICI BANK LTD (DEMAT)	Publicly-traded stock		5,024,810
INDIAN HOTELS LTD	Publicly-traded stock		4,494,848
INDITEX SA	Publicly-traded stock		13,707,178
INFINEON TECHNOLOGIES AG	Publicly-traded stock		3,806,742
INTERCONTINENTAL HOTELS GP PLC	Publicly-traded stock		24,943,386
INTERMEDIATE CAPITAL GROUP PLC	Publicly-traded stock		4,219,546
INTERTEK GROUP PLC	Publicly-traded stock		18,170,390
KB FINANCIAL GROUP INC	Publicly-traded stock		2,522,134
KEYENCE CORP	Publicly-traded stock		32,829,879
LARSEN & TOUBRO LTD GDR	Publicly-traded stock		4,474,428

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
LENOVO GROUP LTD	Publicly-traded stock		4,590,389
LINDE PLC	Publicly-traded stock		16,436,303
LONDON STOCK EXCHANGE GRP PLC	Publicly-traded stock		42,072,265
L’OREAL SA (TEMP)	Publicly-traded stock		11,368,197
L’OREAL SA ORD	Publicly-traded stock		7,956,038
LVMH MOET HENNESSY LOUIS VUITTON SE	Publicly-traded stock		31,811,510
MAHINDRA & MAHINDRA LTD(DEMAT)DEMATERIALIZED SHS	Publicly-traded stock		3,585,899
MAKEMYTRIP LIMITED	Publicly-traded stock		9,819,335
MAX HEALTHCARE INSTITUTE LTD	Publicly-traded stock		2,867,781
MEDIA TEK INC	Publicly-traded stock		4,866,665
MEITUAN CL B	Publicly-traded stock		4,998,298
MERCADOLIBRE INC	Publicly-traded stock		4,856,457
MIDEA GROUP CO LTD (CWT) 04/30/26	Publicly-traded stock		3,000,825
MONCLER SPA	Publicly-traded stock		2,615,192
NATIONAL BANK OF GREECE SA	Publicly-traded stock		2,713,867
NESTLE SA (REG)	Publicly-traded stock		29,029,645
NIDEC CORP	Publicly-traded stock		7,698,856
NITTO DENKO CORP (NITTO ELECTRIC)	Publicly-traded stock		8,652,579
NOVO-NORDISK AS CL B	Publicly-traded stock		49,295,083
NU HOLDINGS LTD/CAYMAN ISLANDS	Publicly-traded stock		1,424,500
OTP BANK (REG)	Publicly-traded stock		2,278,295
PARTNERS GROUP HOLDING AG	Publicly-traded stock		4,575,483
PB FINTECH LTD	Publicly-traded stock		2,798,206
PIRAEUS FINANCIAL HOLDINGS SA	Publicly-traded stock		1,930,119
POLYCAB INDIA LTD	Publicly-traded stock		3,992,160
POP MART INTERNATIONAL GROUP LTD	Publicly-traded stock		3,063,497
POWER FINANCE CORP LTD	Publicly-traded stock		2,493,879
PRUDENTIAL PLC	Publicly-traded stock		3,807,275
PUBLIC BANK BHD (LOC) (MLAY)	Publicly-traded stock		2,342,054
PUBLICIS GROUPE SA	Publicly-traded stock		3,899,079
RATIONAL AG	Publicly-traded stock		7,907,198
RELIANCE INDS GDR	Publicly-traded stock		3,592,714
RELX PLC	Publicly-traded stock		13,990,797
RESONA HOLDINGS INC	Publicly-traded stock		3,823,122
RHEINMETALL AG ORD	Publicly-traded stock		6,223,092
RYANAIR HOLDINGS PLC SPON ADR	Publicly-traded stock		4,747,169
S&P GLOBAL INC	Publicly-traded stock		18,269,234
SAFRAN SA	Publicly-traded stock		4,282,906
SAMSUNG BIOLOGICS CO LTD	Publicly-traded stock		3,507,753

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
SAMSUNG ELECTRONICS CO LTD PFD	Publicly-traded stock		7,053,342
SAMVARDHANA MOTHERSON INTERNATIONAL LIMITED	Publicly-traded stock		1,527,457
SANDVIK AB	Publicly-traded stock		2,125,158
SAP SE	Publicly-traded stock		29,854,762
SARTORIUS STEDIM BIOTECH	Publicly-traded stock		10,909,873
SCHINDLER HOLDING AG PART CERT	Publicly-traded stock		14,619,243
SCHLUMBERGER LTD	Publicly-traded stock		9,030,680
SCHNEIDER ELECTRIC SE	Publicly-traded stock		22,463,255
SEA LTD ADR	Publicly-traded stock		3,372,495
SHENZHEN ENVICOOL TECHNOLOGY CO LTD (JPM)(CWT) 04/	Publicly-traded stock		2,647,820
SHIMANO INC	Publicly-traded stock		7,803,146
SHIN-ETSU CHEMICAL CO LTD	Publicly-traded stock		14,319,143
SHOPIFY INC CL A	Publicly-traded stock		5,815,826
SIEMENS INDIA LTD (DEMAT) DEMATERIALIZED SHS	Publicly-traded stock		2,689,830
SK HYNIX INC	Publicly-traded stock		5,536,567
SMC CORP	Publicly-traded stock		3,568,499
SONY GROUP CORP	Publicly-traded stock		5,674,167
SOUTHERN COPPER CORP	Publicly-traded stock		1,141,586
SPIRAX GROUP PLC	Publicly-traded stock		7,328,320
SPOTIFY TECHNOLOGY SA	Publicly-traded stock		6,060,209
STANTEC INC	Publicly-traded stock		4,971,280
TAIWAN SEMIC MFG CO LTD SP ADR	Publicly-traded stock		67,322,959
TAIWAN SEMICONDUCTOR MFG CO LTD	Publicly-traded stock		61,282,440
TATA CONSULTANCY SERVICES LTD	Publicly-traded stock		2,338,895
TECHTRONIC INDUSTRIES CO LTD	Publicly-traded stock		1,360,657
TENCENT HOLDINGS LTD	Publicly-traded stock		41,997,717
TOKYO ELECTRON LTD	Publicly-traded stock		9,637,418
TRIP.COM GROUP LTD	Publicly-traded stock		3,121,809
TRIP.COM GROUP LTD ADR	Publicly-traded stock		4,246,621
TVS MOTOR CO LTD	Publicly-traded stock		1,940,071
UBS AG WT	Publicly-traded stock		2,730,061
UBS GROUP AG	Publicly-traded stock		9,632,245
ULTRATECH CEMENT LTD	Publicly-traded stock		2,286,699
UNICHARM CORP	Publicly-traded stock		5,289,634
UNILEVER PLC ORD	Publicly-traded stock		10,664,183
UNIVERSAL MUSIC GROUP NV	Publicly-traded stock		16,973,359
VARUN BEVERAGES LTD	Publicly-traded stock		3,115,822

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost*	Current Value
VISTA OIL &GAS SAB DE CV	Publicly-traded stock		3,360,772
WEG SA	Publicly-traded stock		4,368,280
WISE PLC	Publicly-traded stock		5,075,881
WIWYNN CORP	Publicly-traded stock		2,540,354
XIAOMI CORP B	Publicly-traded stock		3,453,265
ZHONGJI INNOLIGHT CO LTD (JPM) (CWT) 07/08/26	Publicly-traded stock		1,008,473
ZOMATO LTD	Publicly-traded stock		3,097,494
Common Collective Trusts
SSBK GOVT STIF FUND	Common collective trust		50,703,294

International Growth Account Total			1,531,681,704

International Value Account
Currency
AUSTRALIAN DOLLAR CURRENCY	Currency		761,712
BRAZILIAN REAL	Currency		45,484
BRITISH POUND STERLING CURRENCY	Currency		1,094,269
CANADIAN DOLLAR	Currency		740,026
DANISH KRONE	Currency		64,112
EURO MONETARY UNIT.	Currency		1,763,203
HONG KONG DOLLAR	Currency		290,735
ISRAELI SHEKEL	Currency		130,421
JAPANESE YEN	Currency		980,210
MALAYSIAN RINGGIT	Currency		2,937
NORWEGIAN KRONA	Currency		37,411
PHILIPPINE PESO	Currency		23,761
SINGAPORE DOLLAR CURRENCY	Currency		475,687
SOUTH KOREAN WON	Currency		670,801
SWEDISH KRONA CURRENCY	Currency		268,528
SWISS FRANC	Currency		378,626
TAIWAN DOLLAR	Currency		1,008,875
Publicly-traded Common Stock
3I GROUP PLC	Publicly-traded stock		580,476
ABN AMRO BANK NV-GDR	Publicly-traded stock		3,763,887
ABSA GROUP LTD	Publicly-traded stock		5,951,049
ACCELLERON INDUSTRIES LTD	Publicly-traded stock		1,955,271
ACCOR SA	Publicly-traded stock		4,753,697
ADIDAS AG	Publicly-traded stock		3,913,836
AEGON LTD	Publicly-traded stock		3,059,992

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
AENA SME SA	Publicly-traded stock		731,209
AGEAS	Publicly-traded stock		2,397,053
AIA GROUP LTD	Publicly-traded stock		2,337,059
AIB GROUP PLC	Publicly-traded stock		1,593,008
ALFA LAVAL AB	Publicly-traded stock		3,211,693
ALIBABA GROUP HOLDING LTD	Publicly-traded stock		6,206,537
ALLIANZ SE (REGD)	Publicly-traded stock		13,813,397
ALROSA CO LTD	Publicly-traded stock		15
AMADEUS IT GROUP SA	Publicly-traded stock		440,825
AMBEV SA	Publicly-traded stock		2,924,619
AMOREPACIFIC NEW	Publicly-traded stock		5,005,303
AMP LTD (POST RECON)	Publicly-traded stock		1,712,987
AMUNDI SA	Publicly-traded stock		5,504,202
ANZ GROUP HOLDINGS LTD	Publicly-traded stock		1,479,695
ARCELORMITTAL SA	Publicly-traded stock		6,955,992
ARKEMA	Publicly-traded stock		3,025,300
ASAHI KASEI CORP	Publicly-traded stock		2,207,288
ASMPT LTD	Publicly-traded stock		5,364,845
ASR NEDERLAND NV	Publicly-traded stock		260,817
ASSOCIATED BRITISH FOODS PLC	Publicly-traded stock		1,541,178
ASTRA INTL TBK PT (DEMAT)	Publicly-traded stock		5,847,942
AUTOHOME INC ADR CL A	Publicly-traded stock		6,018,558
AVIVA PLC	Publicly-traded stock		4,267,787
AXA SA	Publicly-traded stock		1,230,789
AXIS BK LTD	Publicly-traded stock		6,746,905
B3 SA BRASIL BOLSA BALCAO	Publicly-traded stock		3,568,961
BAIDU INC CL A	Publicly-traded stock		4,483,911
BANCA MEDIOLANUM SPA	Publicly-traded stock		1,364,293
BANCO BILBAO VIZ ARGENTARIA SA	Publicly-traded stock		1,143,023
BANCO BPM SPA	Publicly-traded stock		348,218
BANCO DE SABADELL SA	Publicly-traded stock		366,396
BANCO DO BRASIL SA	Publicly-traded stock		2,252,348
BANCO SANTANDER SA	Publicly-traded stock		16,076,193
BANCOLOMBIA SA SPON ADR	Publicly-traded stock		4,736,237
BANK HAPOALIM LTD (REG)	Publicly-traded stock		487,411
BANK LEUMI LE-ISRAEL BM	Publicly-traded stock		1,001,659
BANK OF CHINA HONG KONG LTD	Publicly-traded stock		1,413,075
BANK OF IRELAND GROUP PLC	Publicly-traded stock		6,794,176
BANK OF MONTREAL	Publicly-traded stock		1,268,954

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
BANK OF NOVA SCOTIA	Publicly-traded stock		1,333,353
BANK RAKYAT INDONESIA TBK PT	Publicly-traded stock		2,167,635
BARCLAYS PLC ORD	Publicly-traded stock		7,749,122
BASF SE	Publicly-traded stock		9,014,238
BAWAG GROUP AG	Publicly-traded stock		2,025,827
BAYER AG	Publicly-traded stock		4,980,475
BDO UNIBANK INC	Publicly-traded stock		4,538,372
BHP GROUP LIMITED	Publicly-traded stock		1,642,573
BIPROGY INC	Publicly-traded stock		78,738
BIZLINK HOLDING INC	Publicly-traded stock		9,458,747
BNP PARIBAS	Publicly-traded stock		6,857,354
BORALEX CL A	Publicly-traded stock		1,122,475
BOUYGUES ORD	Publicly-traded stock		8,445,869
BP PLC	Publicly-traded stock		8,275,473
BPER BANCA	Publicly-traded stock		563,077
BRADESCO SA PREF (BANCO BRAESCO)	Publicly-traded stock		3,826,232
BRAMBLES LTD	Publicly-traded stock		2,519,931
BRIDGESTONE CORP	Publicly-traded stock		3,247,882
BRITISH AMERICAN TOBACCO PLC	Publicly-traded stock		10,637,945
BRITISH LAND CO PLC	Publicly-traded stock		956,963
CAIXABANK SA	Publicly-traded stock		7,182,875
CALLEBAUT (BARRY) AG	Publicly-traded stock		2,398,581
CANADIAN IMP BK OF COMMERCE	Publicly-traded stock		1,221,825
CANADIAN TIRE LTD A PHYS DELIVERY	Publicly-traded stock		3,305,390
CCL INDUSTRIES INC B NON VTG	Publicly-traded stock		390,984
CENTERRA GOLD INC	Publicly-traded stock		1,227,469
CENTRICA PLC	Publicly-traded stock		2,990,193
CGI INC CL A SUB VTG	Publicly-traded stock		678,379
CHAILEASE HOLDING CO LTD	Publicly-traded stock		2,201,634
CHIBA BANK LTD	Publicly-traded stock		269,603
CHINA HONGXING SPORTS LTD	Publicly-traded stock		26
CHINA INTERNATIONAL CAPITAL CORP LTD H	Publicly-traded stock		5,803,016
CHINA MENGNIU DAIRY CO LTD	Publicly-traded stock		5,362,971
CHINA MERCHANTS BANK CO LTD H	Publicly-traded stock		9,867,832
CHINA OILFIELD SERVICES LTD H	Publicly-traded stock		3,342,950
CHINA OVERSEAS LAND & INV LTD	Publicly-traded stock		2,996,762
CK ASSET HOLDINGS LTD	Publicly-traded stock		2,152,228
CK HUTCHISON HOLDINGS LTD	Publicly-traded stock		7,005,144
COCA COLA BOTTLERS JAPAN HOLDINGS INC	Publicly-traded stock		1,536,176

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
COMMERZBANK AG	Publicly-traded stock		1,129,396
COMMONWEALTH BK OF AUSTRALIA	Publicly-traded stock		882,238
CONCORDIA FINANCIAL GROUP LTD	Publicly-traded stock		151,693
CONTINENTAL AG	Publicly-traded stock		7,121,875
CREDIT AGRICOLE SA	Publicly-traded stock		505,655
CSL LIMITED	Publicly-traded stock		731,993
CYBER AGENT INC	Publicly-traded stock		144,884
DAICEL CORP	Publicly-traded stock		1,472,246
DAI-ICHI LIFE HOLDINGS INC	Publicly-traded stock		1,052,391
DAIICHI SANKYO CO LTD	Publicly-traded stock		298,717
DAIKIN INDUSTRIES LTD	Publicly-traded stock		616,683
DAIMLER TRUCK HOLDING AG	Publicly-traded stock		12,852,391
DAIWA SECURITIES GROUP INC	Publicly-traded stock		1,334,103
DANSKE BK AS	Publicly-traded stock		8,861,142
DBS GROUP HOLDINGS LTD	Publicly-traded stock		1,471,462
DEUTSCHE BANK AG	Publicly-traded stock		4,478,761
DEUTSCHE TELEKOM AG (REGD)	Publicly-traded stock		3,239,907
DEXCO SA	Publicly-traded stock		3,881,503
DHL GROUP	Publicly-traded stock		10,602,643
D’IETEREN SA	Publicly-traded stock		1,646,800
DNB BANK ASA	Publicly-traded stock		4,425,481
DORMAKABA HOLDING AG NAMEN-AKT	Publicly-traded stock		992,734
DOWNER EDI LTD	Publicly-traded stock		231,467
DRAX GROUP PLC	Publicly-traded stock		791,567
DSM FIRMENICH AG	Publicly-traded stock		4,142,562
DUNDEE PRECIOUS METALS INC	Publicly-traded stock		822,796
DUNI AB	Publicly-traded stock		564,239
EASYJET PLC	Publicly-traded stock		323,191
ELECTRIC POWER DEVELOP CO LTD	Publicly-traded stock		1,342,027
ENDESA SA	Publicly-traded stock		2,274,309
ENEL (ENTE NAZ ENERG ELET) SPA	Publicly-traded stock		18,093,299
ENI SPA	Publicly-traded stock		2,871,855
ENN ENERGY HOLDINGS LTD	Publicly-traded stock		4,878,376
EQUINOR ASA	Publicly-traded stock		10,200,463
ERG SPA	Publicly-traded stock		351,928
ERSTE GROUP BANK AG	Publicly-traded stock		683,866
EURONEXT NV	Publicly-traded stock		2,396,556
EVONIK INDUSTRIES AG	Publicly-traded stock		13,284,448
EXOR NV	Publicly-traded stock		296,270

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
F&F CO LTD / NEW	Publicly-traded stock		532,623
FAIRFAX FINL HLDGS LTD SUB VTG	Publicly-traded stock		823,681
FINANCIAL PARTNERS GROUP CO LTD	Publicly-traded stock		132,473
FIRST ABU DHABI BANK PJSC	Publicly-traded stock		5,500,986
FLATEX AG	Publicly-traded stock		964,195
FORTUNA MINING CORP	Publicly-traded stock		870,450
FORVIA	Publicly-traded stock		1,097,823
FRESENIUS MEDICAL CARE AG	Publicly-traded stock		7,163,833
FRESNILLO PLC	Publicly-traded stock		3,224,855
FUJIFILM HOLDINGS CORP	Publicly-traded stock		10,374,208
FUJITSU LTD	Publicly-traded stock		10,844,293
FUKUOKA FINANCIAL GROUP INC	Publicly-traded stock		2,735,387
FUTU HOLDINGS LTD ADR	Publicly-traded stock		88,869
FUTURES CASH COLLATERAL	Publicly-traded stock		2,979,219
GALAXY ENT GROUP LTD	Publicly-traded stock		4,979,753
GAZTRANSPORT ET TECHNIGA	Publicly-traded stock		2,516,210
GEA GROUP AG	Publicly-traded stock		786,209
GEBERIT AG (REG)	Publicly-traded stock		1,587,659
GENERALI	Publicly-traded stock		751,726
GENMAB AS	Publicly-traded stock		2,367,119
GIBSON ENRG INC	Publicly-traded stock		1,369,225
GLENCORE PLC	Publicly-traded stock		789,280
GOLD FIELDS LTD	Publicly-traded stock		3,174,311
GOLD ROAD RESOURCES LTD	Publicly-traded stock		723,624
GREAT WALL MOTOR CO LTD H	Publicly-traded stock		7,174,154
GREAT WEST LIFECO INC	Publicly-traded stock		337,532
GREENCORE GROUP PLC	Publicly-traded stock		1,819,394
GRUPO FINANCIERO BANORTE SAB	Publicly-traded stock		4,868,950
GSK PLC	Publicly-traded stock		11,105,889
HAIER SMART HOME CO LTD	Publicly-traded stock		3,154,127
HANG LUNG PROPERTIES LTD	Publicly-traded stock		3,387,470
HANG SENG BANK LTD	Publicly-traded stock		446,265
HANNOVER RUECKVERSICHERUNGS SE(REGD)	Publicly-traded stock		3,415,240
HEADHUNTER GROUP INC ADR	Publicly-traded stock		1
HITACHI LTD	Publicly-traded stock		7,614,027
HIWIN TECHNOLOGIES CORP	Publicly-traded stock		10,962,962
HL MANDO CO LTD	Publicly-traded stock		5,990,681
HONDA MOTOR CO LTD	Publicly-traded stock		10,541,937
HONG KONG EXCHS & CLEARING LTD	Publicly-traded stock		1,081,779

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
HSBC HOLDINGS PLC	Publicly-traded stock		14,794,860
IA FINANCIAL CORP INC	Publicly-traded stock		330,552
IBERDROLA SA	Publicly-traded stock		1,709,977
IDEMITSU KOSAN CO LTD	Publicly-traded stock		140,177
IGM FINANCIAL INC	Publicly-traded stock		97,764
IGO LTD	Publicly-traded stock		312,658
IIDA GROUP HOLDINGS CO LTD	Publicly-traded stock		1,818,527
IMPERIAL BRANDS PLC	Publicly-traded stock		8,806,792
INCHCAPE PLC	Publicly-traded stock		1,806,382
INDUSIND BANK LTD (DEMAT)	Publicly-traded stock		4,725,217
INDUSTRIVARDEN AB SER C	Publicly-traded stock		274,576
ING GROEP NV	Publicly-traded stock		7,561,249
INTESA SANPAOLO SPA	Publicly-traded stock		1,211,331
INVESTEC PLC	Publicly-traded stock		126,672
INVESTOR AB SER B	Publicly-traded stock		260,058
IPSEN PROMESSES	Publicly-traded stock		102,514
IPSOS SA	Publicly-traded stock		1,284,288
ISRAEL DISCOUNT BANK LTD CL A	Publicly-traded stock		289,375
ITOCHU CORP	Publicly-traded stock		3,150,819
J FRONT RETAILING CO LTD	Publicly-traded stock		486,765
JAPAN POST HOLDINGS CO LTD	Publicly-traded stock		2,155,065
JAPAN POST INSURANCE CO LTD	Publicly-traded stock		1,574,098
JAZZ PHARMA PLC	Publicly-traded stock		3,534,405
JD.COM INC CL A	Publicly-traded stock		8,027,811
JET2 PLC	Publicly-traded stock		1,075,876
JULIUS BAER GRUPPE AG	Publicly-traded stock		7,578,842
KANEMATSU CORP	Publicly-traded stock		880,205
KAO CORP	Publicly-traded stock		4,003,030
KASIKORNBANK PCL (FOR)	Publicly-traded stock		5,976,345
KBC GROUPE SA	Publicly-traded stock		587,354
KDDI CORP	Publicly-traded stock		18,345,324
KERING	Publicly-traded stock		6,572,792
KESKO OYJ SER B	Publicly-traded stock		428,987
KEYERA CORP	Publicly-traded stock		1,987,826
KIA CORP	Publicly-traded stock		2,527,292
KIMBERLY-CLARK DE MEXICO CL A	Publicly-traded stock		1,924,523
KINROSS GOLD CORP	Publicly-traded stock		2,294,325
KOMATSU LTD	Publicly-traded stock		7,276,494
KONGSBERG GRUPPEN ASA	Publicly-traded stock		2,978,428

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
KONINKLIJKE AHOLD DELHAIZE NV	Publicly-traded stock		10,256,953
KONINKLIJKE PHILIPS NV	Publicly-traded stock		13,348,778
KOREA ELECTRIC POWER CORP	Publicly-traded stock		3,604,212
KOREA INVESTMENT HLDGS CO LTD	Publicly-traded stock		6,803,368
KPN (KON) NV	Publicly-traded stock		1,245,962
KS HOLDINGS CORP	Publicly-traded stock		1,237,576
LARGAN PRECISION CO LTD	Publicly-traded stock		7,911,547
LATAM AIRLINES GROUP SA	Publicly-traded stock		926,652
LG ELECTRONICS INC	Publicly-traded stock		2,428,886
LI NING CO LTD	Publicly-traded stock		3,195,931
LINDE PLC	Publicly-traded stock		3,032,845
LLOYDS BANKING GROUP PLC	Publicly-traded stock		12,619,078
LOBLAW COS LTD DTC ELIGIBLE	Publicly-traded stock		1,408,132
LOJAS RENNER SA	Publicly-traded stock		3,400,741
LOOMIS AB	Publicly-traded stock		1,599,320
LUNDIN MINING CORP	Publicly-traded stock		2,668,571
LY CORPORATION	Publicly-traded stock		2,254,197
M&G PLC	Publicly-traded stock		465,377
MACNICA HOLDINGS INC	Publicly-traded stock		425,763
MAGNA INTL INC	Publicly-traded stock		8,802,171
MANULIFE FINANCIAL CORP	Publicly-traded stock		2,145,990
MARKS & SPENCER GROUP PLC	Publicly-traded stock		171,112
MARUBENI CORP	Publicly-traded stock		2,916,403
MARUHA NICHIRO CORP	Publicly-traded stock		196,876
MAZDA MOTOR CORP	Publicly-traded stock		1,509,442
MDA SPACE LTD	Publicly-traded stock		191,053
MEDIA TEK INC	Publicly-traded stock		15,143,611
MEDIOBANCA SPA	Publicly-traded stock		249,617
MEDIPAL HOLDINGS CORP	Publicly-traded stock		99,853
MEDTRONIC PLC	Publicly-traded stock		4,801,906
MEG ENERGY CORP	Publicly-traded stock		2,052,639
MERCEDES-BENZ GROUP AG	Publicly-traded stock		4,315,967
METHANEX CORP	Publicly-traded stock		3,228,090
MICHELIN CL B (REG)	Publicly-traded stock		10,821,722
MINEBEA MITSUMI INC	Publicly-traded stock		4,534,940
MISUMI GROUP INC	Publicly-traded stock		337,017
MITSUBISHI ELECTRIC CORP ORD	Publicly-traded stock		8,765,688
MITSUBISHI HC CAPITAL INC	Publicly-traded stock		314,564
MITSUBISHI UFJ FINL GRP INC	Publicly-traded stock		6,169,954

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
MIZRAHI TEFAHOT BANK LTD	Publicly-traded stock		226,635
MIZUHO FINANCIAL GROUP INC	Publicly-traded stock		834,931
MODEC INC	Publicly-traded stock		374,159
MONDAY.COM LTD	Publicly-traded stock		376,704
MONDI PLC	Publicly-traded stock		2,413,203
MS&AD INSURANCE GRP HLDGS INC	Publicly-traded stock		2,014,447
MUNICH REINSURANCE (REG)	Publicly-traded stock		7,224,326
MURATA MFG CO LTD	Publicly-traded stock		515,658
NATIONAL AUSTRALIA BANK LTD	Publicly-traded stock		469,525
NATIONAL BANK OF CANADA DTC ELIGIBLE	Publicly-traded stock		813,251
NATWEST GROUP PLC	Publicly-traded stock		6,062,248
NESTLE SA (REG)	Publicly-traded stock		7,704,666
NEXT PLC	Publicly-traded stock		2,960,746
NGK INSULATORS LTD	Publicly-traded stock		1,536,505
NIPPON TELEGRAPH & TELEPHONE	Publicly-traded stock		276,245
NKT AS	Publicly-traded stock		390,849
NN GROUP NV	Publicly-traded stock		733,857
NOKIA CORP SPON ADR	Publicly-traded stock		3,652,925
NOKIA OYJ	Publicly-traded stock		3,595,817
NOMAD FOODS LTD	Publicly-traded stock		845,712
NOMURA HOLDINGS INC	Publicly-traded stock		4,591,837
NORDEA BANK ABP	Publicly-traded stock		2,078,348
NORTHERN STAR RESOURCES LTD	Publicly-traded stock		640,291
NOVARTIS AG (REG)	Publicly-traded stock		10,204,580
OLYMPUS CORP	Publicly-traded stock		3,416,883
ONEX CORP SUB-VTG	Publicly-traded stock		312,130
OPEN TEXT CORPORATION	Publicly-traded stock		2,671,531
ORIX CORP	Publicly-traded stock		3,762,240
ORIX JREIT INC REIT	Publicly-traded stock		761,340
ORKLA ASA	Publicly-traded stock		521,652
OTP BANK (REG)	Publicly-traded stock		1,898,051
OVERSEA-CHINESE BKG CORP LTD	Publicly-traded stock		1,514,205
PARKLAND CORP	Publicly-traded stock		712,418
PERNOD-RICARD	Publicly-traded stock		3,076,395
PETRONAS CHEMICALS GROUP BHD	Publicly-traded stock		3,336,248
PING AN INSURANCE CO LTD H	Publicly-traded stock		8,395,743
POPULAR INC	Publicly-traded stock		3,085,168
POSTE ITALIANE SPA	Publicly-traded stock		241,435
POWER CORP OF CANADA SUB VTG	Publicly-traded stock		609,065

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
PRUDENTIAL PLC	Publicly-traded stock		604,020
PTT EXPLORATION & PROD (FOR)	Publicly-traded stock		7,510,499
PUBLIC BANK BHD (LOC) (MLAY)	Publicly-traded stock		4,716,844
PUBLICIS GROUPE SA	Publicly-traded stock		3,463,454
QBE INSURANCE GROUP LTD	Publicly-traded stock		638,816
RANDSTAD NV	Publicly-traded stock		6,275,532
RECKITT BENCKISER GROUP PLC	Publicly-traded stock		8,864,973
REGIS RESOURCES LTD	Publicly-traded stock		1,484,782
RESONA HOLDINGS INC	Publicly-traded stock		5,607,392
REXEL SA	Publicly-traded stock		6,345,480
ROCHE HOLDINGS AG (GENUSSCHEINE)	Publicly-traded stock		17,785,199
ROYAL BANK OF CANADA	Publicly-traded stock		4,698,190
SAINSBURY (J) PLC	Publicly-traded stock		7,223,384
SAMSUNG ELECTRO-MECHANICS CO	Publicly-traded stock		9,413,574
SAMSUNG ELECTRONICS CO LTD	Publicly-traded stock		6,006,517
SANDOZ GROUP AG	Publicly-traded stock		226,079
SANDS CHINA LTD	Publicly-traded stock		5,328,166
SANKYO CO LTD GUNMA (6417)	Publicly-traded stock		1,912,353
SANOFI	Publicly-traded stock		21,675,665
SANTEN PHARMACEUTICAL CO LTD	Publicly-traded stock		2,019,203
SATS LTD	Publicly-traded stock		414,736
SBI HOLDINGS INC	Publicly-traded stock		399,858
SCHNEIDER ELECTRIC SE	Publicly-traded stock		3,864,818
SCHRODERS PLC (NEW) ORD	Publicly-traded stock		143,261
SECOM CO LTD	Publicly-traded stock		6,995,106
SECURE WASTE INFRASTRUCTURE CO	Publicly-traded stock		1,712,591
SHELL PLC	Publicly-traded stock		17,379,585
SHINHAN FINANCIAL GROUP CO LTD	Publicly-traded stock		7,969,839
SHIONOGI & CO LTD	Publicly-traded stock		706,549
SHIZUOKA FINANCIAL GROUP	Publicly-traded stock		233,479
SIAM CEMENT CO LTD (FOR)	Publicly-traded stock		2,310,948
SIBANYE STILLWATER LTD	Publicly-traded stock		2,477,764
SIEGFRIED AG	Publicly-traded stock		878,931
SIGNIFY NV	Publicly-traded stock		563,625
SINGAPORE TELECOM LTD (SING)	Publicly-traded stock		7,512,300
SINO BIOPHARMACEUTICAL LTD	Publicly-traded stock		5,764,957
SK HYNIX INC	Publicly-traded stock		14,943,577
SK TELECOM LTD	Publicly-traded stock		5,398,043
SKANDINAVISKA ENSKI BK SER A	Publicly-traded stock		591,750

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
SKF AB SER B	Publicly-traded stock		2,977,817
SMURFIT WESTROCK PLC	Publicly-traded stock		3,940,721
SNAM SPA	Publicly-traded stock		11,379,127
SOCIETE GENERALE SA CL A	Publicly-traded stock		4,749,107
SOFINA SA	Publicly-traded stock		69,905
SOFTBANK CORP	Publicly-traded stock		1,811,204
S-OIL CORPORATION	Publicly-traded stock		3,690,219
SOMPO HOLDINGS INC	Publicly-traded stock		513,092
SONY GROUP CORP	Publicly-traded stock		17,542,481
SPAREBANK 1 SOR-NORGE ASA	Publicly-traded stock		2,200,764
SPAREBANKEN VEST AS	Publicly-traded stock		988,181
SSE PLC	Publicly-traded stock		10,816,991
STANDARD CHARTERED PLC	Publicly-traded stock		7,176,091
STOREBRAND ASA CL A	Publicly-traded stock		1,982,103
SUMITOMO MITSUI FINL GROUP INC	Publicly-traded stock		8,654,963
SUMITOMO MITSUI TRUST GROUP INC	Publicly-traded stock		222,911
SUN LIFE FINANCIAL INC	Publicly-traded stock		876,686
SUNCORP GROUP LTD	Publicly-traded stock		371,095
SUNNY OPTICAL TEC(GROUP)CO LTD	Publicly-traded stock		3,961,691
SUNTORY BEVERAGE & FOOD LTD	Publicly-traded stock		6,394,287
SUSS MICROTEC SE	Publicly-traded stock		679,564
SUZUKEN CO LTD	Publicly-traded stock		1,216,275
SVENSKA HANDELSBANKEN SER A	Publicly-traded stock		342,863
SWEDBANK AB A	Publicly-traded stock		467,623
SWISS RE LTD	Publicly-traded stock		688,563
SYDBANK AS	Publicly-traded stock		1,369,736
T&D HOLDINGS INC	Publicly-traded stock		4,405,938
TAKEDA PHARMACEUTICAL CO LTD	Publicly-traded stock		9,550,042
TALANX AKTIENGESELLSCHAFT	Publicly-traded stock		519,250
TDK CORP	Publicly-traded stock		7,492,059
TECHNOLOGY ONE LIMITED	Publicly-traded stock		2,160,000
TECHTRONIC INDUSTRIES CO LTD	Publicly-traded stock		1,359,338
TECNOGLASS INC	Publicly-traded stock		824,928
TEEKAY CORP LTD	Publicly-traded stock		580,041
TELENOR AS	Publicly-traded stock		981,955
TELEPERFORMANCE	Publicly-traded stock		10,961,114
TELIA CO AB	Publicly-traded stock		302,990
TELKOM INDONESIA PERSERO TBK PT (DEMAT) DEMATERIAL	Publicly-traded stock		6,750,249
TELSTRA GROUP LTD	Publicly-traded stock		1,996,264

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
TESCO PLC	Publicly-traded stock		5,878,523
THAI BEVERAGE PUBLIC CO LTD	Publicly-traded stock		6,684,905
THAI UNION GROUP PCL (FOR)	Publicly-traded stock		4,086,926
THULE GROUP AB/THE	Publicly-traded stock		731,838
TIM SA	Publicly-traded stock		2,957,714
TISCO FINANCIAL GROUP PCL(FOR)	Publicly-traded stock		768,550
TOKIO MARINE HOLDINGS INC	Publicly-traded stock		1,157,650
TOKYU FUDOSAN HOLDINGS CORP	Publicly-traded stock		300,713
TOPAZ ENERGY CORP	Publicly-traded stock		740,109
TOPPAN HOLDINGS INC	Publicly-traded stock		465,452
TORAY INDUSTRIES INC	Publicly-traded stock		4,383,571
TORONTO-DOMINION BANK	Publicly-traded stock		1,634,791
TOTALENERGIES SE	Publicly-traded stock		4,973,840
TOYOTA INDUSTRIES CORP	Publicly-traded stock		9,484,509
TRAINLINE PLC	Publicly-traded stock		311,513
TRAVIS PERKINS PLC	Publicly-traded stock		3,350,147
TREVI FINANZIARIA IND SPA	Publicly-traded stock		39,355
TUI AG (GB)	Publicly-traded stock		1,578,128
UBS GROUP AG	Publicly-traded stock		9,644,589
UNICAJA BANCO SA	Publicly-traded stock		887,414
UNICREDIT SPA	Publicly-traded stock		2,537,471
UNIPOL ASSICURAZIONI S.P.A	Publicly-traded stock		168,788
UNITED OVERSEAS BANK (LOC)	Publicly-traded stock		17,019,194
UPL LTD	Publicly-traded stock		6,894,571
USS CO LTD	Publicly-traded stock		1,944,577
VALEO SA	Publicly-traded stock		1,502,918
VICINITY CENTERS	Publicly-traded stock		565,931
VINCI SA	Publicly-traded stock		9,362,054
VIPSHOP HLDGS LTD ADR	Publicly-traded stock		1,384,716
VODAFONE GROUP PLC	Publicly-traded stock		3,333,338
WEICHAI POWER CO LTD H	Publicly-traded stock		2,664,861
WESDOME GOLD MINES LTD	Publicly-traded stock		851,416
WESTON GEORGE LTD	Publicly-traded stock		1,275,194
WESTPAC BANKING CORP	Publicly-traded stock		492,230
WH GROUP LTD	Publicly-traded stock		9,505,844
WPP PLC NEW (UK)	Publicly-traded stock		9,362,381
XERO LTD	Publicly-traded stock		3,256,250
XINYI GLASS HOLDING CO LTD	Publicly-traded stock		5,057,061
XINYI SOLAR HOLDINGS LTD	Publicly-traded stock		2,570,493

MICROSOFT CORPORATION

SAVINGS PLUS 401(k) PLAN

EMPLOYER ID 91-1144442, PLAN 001

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2024

Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment	Cost *	Current Value
YAMADA HOLDINGS CO LTD	Publicly-traded stock		168,460
YAMAICHI ELECTRONICS CO LTD	Publicly-traded stock		247,604
YARA INTERNATIONAL ASA	Publicly-traded stock		2,671,511
YUE YUEN INDUSTRIAL HLDGS LTD	Publicly-traded stock		1,971,506
ZURICH INSURANCE GROUP AG	Publicly-traded stock		1,098,320
Common Collective Trusts
FID BANK TRST ST INV FUND	Common collective trust		4,041,360
SSBK GOVT STIF FUND	Common collective trust		59,083,095

International Value Account Total			1,521,539,015

Total Investments			65,357,821,177

Participant Loans** Interest 3.25%-10.00%, maturing through October 2046			255,780,390

Total			$65,613,601,567

*	Information not presented because investments are participant directed

**	Party-in-interest